UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. (Lincoln), which will be held at 11:30 a.m., local time, on Thursday, April 25, 2013 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting notice, proxy statement, proxy card and an envelope in which to return the proxy card. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about Lincoln, as well as our Board of Directors and executive officers. Please read these documents carefully.

If you are a registered holder of shares of Lincoln common stock or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed proxy card. Electronic proxy voting is permitted under Ohio law and our Amended and Restated Code of Regulations. You will find instructions on how to vote electronically in the proxy statement and on the proxy card. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card, or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Stropki, Jr.

Executive Chairman

Lincoln Electric Holdings, Inc.

March 22, 2013

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m., local time, on Thursday, April 25, 2013, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio.

Shareholders will be asked to vote on the following proposals:

(1)	Election of four Directors, each to hold office until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2013;

(3)	To approve, on an advisory basis, the compensation of our named executive officers; and

(4)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 4, 2013, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

March 22, 2013

Your Vote is Very Important – Please Vote Promptly

Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed proxy card in the envelope provided or you may vote your shares electronically either by telephone (1-800-690-6903) or over the Internet (www.proxyvote.com).

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2013.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Annual Report, are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2013

GENERAL INFORMATION

Who is soliciting proxies and why? Who is paying for the cost of this proxy solicitation?

The enclosed proxy is being solicited by our Board of Directors and we will pay the cost of the solicitation. Certain of our officers and other employees may also solicit proxies by telephone, letter or personal interview, but will not receive any additional compensation for these activities. In addition, we reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our common stock and obtaining their proxies. We will begin mailing this proxy statement on or about March 22, 2013.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Board recommends that you appoint a proxy to vote on your behalf, as indicated on the accompanying proxy card, or appoint your proxy electronically via telephone or the Internet.

How do we distribute materials to shareholders sharing the same address?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (SEC). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate proxy card.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that we send a separate copy of these materials to you at no cost to you. For this meeting and for future Annual Meetings, you may request separate copies of these materials. You may also request that we send only one set of these materials to you if you are receiving multiple copies. You may make these requests by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117. You may also request separate copies of these materials for this meeting and for future Annual Meetings by calling Frederick G. Stueber, our Corporate Secretary, at 216-481-8100.

Who may vote?

Record holders of shares of common stock of Lincoln Electric Holdings, Inc. as of the close of business on March 4, 2013, the record date, are entitled to vote at the Annual Meeting. On that date, 83,027,257 shares of our common stock were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date (March 4, 2013) must be present, in person or by proxy, for there to be a quorum in order to conduct business at the meeting. Abstentions and broker non-votes (described below) will count for purposes of determining if there is a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial holder?

•

Shareholder of Record. If your shares are registered in your name with our transfer agent/registrar, Wells Fargo Bank, N.A., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides the voting instructions.

•

Beneficial Holder of Shares Held in “Street Name”. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person/entity is considered the shareholder of record and the shares are considered held in “street name.” We sent these proxy materials to that other person/entity, and they have been forwarded to you with a voting instruction card. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee on how to vote and you are also invited to attend the meeting. However, if you are a beneficial holder, you are not the shareholder of record and you may not vote your street name shares in person at the meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote them at the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you. If you have not heard from your broker or bank, please contact them as soon as possible.

What shares are included on the proxy card?

If you are both a registered shareholder of our common stock and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one proxy card that shows all shares of our common stock registered in your name, including any dividend reinvestment plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your proxy card also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name(s) appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy card and must vote each one separately. If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from them, instructing you on how to vote your shares. This may also include instructions on telephone and electronic voting. If you are both a record holder of shares and a beneficial holder of additional shares, you will receive a proxy card(s) directly from us as well as a voting instruction card from your bank, broker or other nominee.

What is a broker non-vote and what effect does it have?

Brokers or other nominees who hold our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. However, your broker or other nominee is not permitted to vote on your behalf on the election of directors (Proposal 1) and other non-routine matters (including Proposals 3) unless you provide specific voting instructions to them by completing and returning the voting instruction card sent to you or by following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Therefore, if you hold your shares beneficially through a broker, trustee or other nominee, you must communicate your voting instructions to them to have your shares voted.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote (i.e., it will not be considered a vote “cast”) with respect to a particular proposal.

What proposals am I being asked to vote on and what vote is required to approve each proposal?

You are being asked to vote on three proposals on the proxy card:

•

Proposal 1 (Election of Directors) requests the election of four Directors. You can specify whether your shares should be voted for all, some or none of the nominees. Under Ohio law and our Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected (plurality). However, we have adopted a majority voting policy that is applicable in uncontested elections of Directors. This means that the plurality standard will determine whether a Director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a Director must exceed the number of votes “withheld” from that Director or the Director must submit his or her resignation. The Nominating and Corporate Governance Committee would then consider whether to accept or reject the resignation. Broker non-votes and abstentions will have no effect on the election of Directors and are not counted under our majority voting policy. Holders of our common stock do not have cumulative voting rights with respect to the election of directors.

•

Proposal 2 (Ratification of Independent Auditors) requests that shareholders ratify the appointment of Ernst & Young LLP as our independent auditors. You can specify whether you want to vote “for” or “against,” or abstain from voting for this proposal. Proposal 2 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Votes on Proposal 2 that are marked “abstain” will have the same effect as votes “against” the proposal.

•

Proposal 3 (Advisory Vote on Executive Compensation) requests an advisory vote on our executive compensation. We make this request on an annual basis. You may vote “for” or “against,” or abstain from voting for this proposal. Although the vote is not binding on us, Proposal 3 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes “against” the proposal. Votes on Proposal 3 that are marked “abstain” will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the results of this proposal.

The Board is asking for your vote on Proposal 3 pursuant to requirements under Section 14A of the Securities Exchange Act of 1934. Currently, advisory “Say on Pay” votes are scheduled to be held once every year, with the 2014 vote expected to occur at our 2014 Annual Meeting. The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we failed to receive notice within the 30-day period from December 26, 2012 through January 25, 2013 (or that applicable laws otherwise would permit proxies to vote on a discretionary basis), it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders

If your shares are registered in your name, you may vote in person or by proxy, in any ONE of the following ways.

•

Using a Toll-Free Telephone Number. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number 1-800-690-6903, using a touch-tone telephone. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

•

Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

•	By Mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

•

In Person at the Meeting. If you plan to attend the Annual Meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold your shares in street name, and you also wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares in person at the Annual Meeting.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Participants in the 401(k) Plan

If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your proxy card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Beneficial holders of shares held in “street-name”

If your shares are held by a bank, broker, trustee or some other nominee (in street-name), that entity will give you separate voting instructions. Brokers and other nominees are not entitled to vote on the election of Directors or the advisory vote on executive compensation unless they receive voting instructions from the beneficial owner. Therefore, it is important that you instruct your bank, broker or other nominee on how you want your shares voted.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on the proposals?

Registered Shareholders

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the election of all the Director nominees, FOR the ratification of the appointment of our independent auditors and FOR the approval of the compensation of our named executive officers.

“Street-Name” Shareholders

Your broker or nominee may vote your uninstructed shares only on those proposals on which it has discretion to vote. Your broker or nominee does not have discretion to vote your uninstructed shares on non-routine matters such as Proposal 1 (election of Directors) and Proposal 3 (advisory vote on executive compensation). However, your broker or nominee does have discretion to vote your uninstructed shares on routine matters such as Proposal 2 (ratification of independent auditors).

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following FOUR ways:

1.	by sending a written notice to our Corporate Secretary stating that you want to revoke your proxy;

2.	by submitting a properly completed and signed proxy card with a later date (which will automatically revoke the earlier proxy);

3.	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

4.

by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to revoke or change your vote on 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card or indicate so when prompted if you are voting by telephone or over the Internet.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Broadridge will separately tabulate “for”, “against” and “withhold” votes, abstentions and broker non-votes. Broadridge will also act as our inspector of elections at the Annual Meeting. All properly signed proxy cards and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to receiving future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of the mail. You give your consent by marking the appropriate box on your proxy card or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access, once there is sufficient interest in electronic delivery, we will discontinue mailing proxy statements and Annual Reports to you. However, you will still receive a proxy card, together with a formal notice of the meeting, in the mail.

Providing shareholder communications over the Internet will reduce our printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Annual Report and this proxy statement are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

When are shareholder proposals due for the 2014 Annual Meeting?

In order for proposals to be considered for inclusion in next year’s proxy statement for the 2014 Annual Meeting, a shareholder proposal submitted under Rule 14a-8 of the Securities Exchange Act of 1934 must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 21, 2013 and it must otherwise comply with Rule 14a-8. In addition, if shareholders want to present proposals at our 2014 Annual Meeting other than through the process set forth in Rule 14a-8, they must comply with the requirements set forth in our Amended and Restated Code of Regulations, which we refer to as our “Regulations.” Specifically, they must provide written notice containing certain information as described in our Regulations and such notice must be received no later than January 25, 2014 and no earlier than December 26, 2013. If notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals at the 2014 Annual Meeting. If the Board of Directors chooses to present any information submitted after the deadlines set forth in the Regulations at the 2014 Annual Meeting, then the persons named in proxies solicited by the Board for the 2014 Annual Meeting may exercise discretionary voting power with respect to such information.

May I submit a nomination for Director?

Our Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made, as long as we publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. Alternatively, shareholder nominations for Director must be received in the Corporate Secretary’s Office no later than the close of business on the tenth day following the day on which we publicly announced the date of the annual meeting in those instances when we have not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact our Corporate Secretary at the address below.

To nominate a candidate for election as Director, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of Lincoln and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. Specifically, each notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (2) a representation that the shareholder is a holder of record of stock of Lincoln entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder, (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board of Directors, and (5) the consent of each nominee to serve as a director of Lincoln if so elected.

For this year’s Annual Meeting, we had to receive nominations not later than the close of business on February 4, 2013 as we publicly announced the date of this year’s Annual Meeting on January 10, 2013, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact Lincoln?

For general information, shareholders may contact Lincoln at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Amanda Butler, Director, Investor Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at Lincoln.

How do I contact the Directors?

Shareholders may send communications to any or all of our Directors through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within Lincoln for review and possible response.

DIRECTORS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Regulations provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, unless another voting standard is stipulated in the Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of Lincoln (plurality standard). In addition, we have adopted a majority voting policy with respect to uncontested elections of Directors. The majority voting policy is described in detail below under “Corporate Governance.” Accordingly, for the 2013 Annual Meeting, the plurality standard will determine whether a Director nominee is elected but, under our majority voting policy, if any Director fails to receive a majority of the votes cast in his or her favor, the Director will be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and recommend to the Board whether to accept or reject it.

Each of our three classes of Directors currently has four Directors. Of our three Director classes, one class will hold office until the 2013 Annual Meeting, one class will hold office until the 2014 Annual Meeting and one class will hold office until the 2015 Annual Meeting, in each case to serve until their successors are duly elected and qualified.

Election of Four Directors to Serve Until 2016

At the 2013 Annual Meeting, four Directors will be elected to serve for a three-year term until the 2016 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2016. The class of Directors whose term ends in 2016 has been fixed at four. Stephen G. Hanks, Kathryn Jo Lincoln, William E. MacDonald, III and George H. Walls, Jr. are standing for election. All of the nominees have been elected previously by the shareholders.

Each of the nominees has agreed to stand for election and has agreed, in accordance with our majority voting policy, to tender his resignation in the event that he or she fails to receive a majority of the votes cast in his or her favor. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF STEPHEN G. HANKS, KATHRYN JO LINCOLN, WILLIAM E. MACDONALD, III AND GEORGE H. WALLS, JR.

Annual Meeting Attendance

Directors are expected to attend each annual meeting. All of the Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2012 Annual Meeting, all of our Directors were in attendance.

DIRECTOR BIOGRAPHIES

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

None of the Director nominees or continuing Directors has any special arrangement or understanding with any other person pursuant to which the Director nominee or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

NOMINEES FOR ELECTION

Stephen G. Hanks

Age:	62

Term Expires/Service:	2013 – Standing for election at this Annual Meeting to serve until 2016; Director since 2006.

Recent Business Experience:

Mr. Hanks is the former President of the Washington Division of URS Corporation (a design, engineering, construction and management solutions company), headquartered in San Francisco, California, a position he held from 2007 until his retirement in 2008. From 2000 to 2007, Mr. Hanks served as the President, and from 2001 to 2007, served as the Chief Executive Officer of Washington Group International, Inc. (a design, engineering, construction and management solutions company), which merged with URS Corporation in 2007. Mr. Hanks also formerly served as Washington Group International, Inc.’s Executive Vice President, Chief Legal Officer and Secretary.

Directorships:

Mr. Hanks was a member of the Board of Directors of URS Corporation from 2007 until his retirement in 2008. Mr. Hanks also served on the Board of Directors of Washington Group International, Inc. Mr. Hanks currently serves on the Board of Directors of McDermott International, Inc., a position he has held since 2009, and The Babcock & Wilcox Company, a position he has held since July 2010.

Director Qualifications:

Mr. Hanks’ executive leadership of a U.S. publicly-held company with international reach has provided him with extensive experience dealing with the issues that such companies confront. His diverse professional skill set, including finance and legal competencies (such as enterprise risk management, corporate compliance and legal strategy), make him a valuable member of the Board and the Committees upon which he serves. Mr. Hanks also has significant corporate governance experience having served as the Chief Executive Officer, Chief Financial Officer and Secretary of a publicly-traded company. Mr. Hanks’ experience as a Chief Executive Officer and Chief Financial Officer of a publicly-held company qualifies him as an “audit committee financial expert” and makes him an important member of the Audit Committee.

Kathryn Jo Lincoln

Age:	58

Term Expires/Service:	2013 – Standing for election at this Annual Meeting to serve until 2016; Director since 1995.

Recent Business Experience:

Ms. Lincoln is Chair/Chief Investment Officer of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996. Ms. Lincoln also served as President of the Lincoln Foundation, Inc. (a non-profit foundation that supported the foregoing Institute until the two entities merged in 2006) from 1999 through 2006.

Directorships:	Ms. Lincoln is an Advisory Board Member of the Johnson Bank, Arizona Region, a position she has held since 2006, before which she was a Board Member of Johnson Bank Arizona, N.A. beginning in 2001.

Director Qualifications:

Ms. Lincoln’s leadership experience with a non-profit education and research institution where she has played a crucial role in strategic planning and asset allocation, as well as her experience with the Chautauqua Institution and an international non-profit organization related to land use/policy, make Ms. Lincoln a valuable contributor to a well-rounded board. In addition, as a Lincoln family member and long-standing Director of Lincoln Electric, Ms. Lincoln has a keen sense of knowledge about Lincoln Electric and its founding principles.

William E. MacDonald, III

Age:	66

Term Expires/Service:	2013 – Standing for election at this Annual Meeting to serve until 2016; Director since 2007.

Recent Business Experience:

Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement in 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Directorships:

Mr. MacDonald has been a member of the Board of Directors of American Greetings Corporation since 2007. In addition, Mr. MacDonald served on the Board of Directors of MTC Technologies, Inc. from 2002 to 2008 and The Lamson & Sessions Co. from 2006 to 2007 when, in each case, the boards were dismantled as a result of divestitures.

Director Qualifications:

Mr. MacDonald brings experience in leading a large corporate organization with over 35,000 employees and structuring complex financing solutions for large and middle-market businesses to the Board and its Compensation and Executive Development and Finance Committees. In addition to his expertise in economic issues, Mr. MacDonald appreciates the human resources and development challenges facing a global, publicly-traded company.

George H. Walls, Jr.

Age:	70

Term Expires/Service:	2013 – Standing for election at this Annual Meeting to serve until 2016; Director since 2003.

Recent Business Experience:

General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from 2001 through 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Directorships:

General Walls has served on the Board of Directors of The PNC Financial Services Group, Inc. since 2006. In addition, he was a member of the Board of Directors of Thomas Industries, Inc. from 2003 to 2005 when the board was dismantled as a result of a divestiture.

Director Qualifications:

General Walls brings to the Board substantial financial acumen and experience supervising the audits of various government entities, which serves him well as a member of the Audit Committee of the Board. General Walls also has significant experience in the leadership, management and ethics of large, complex organizations, aiding him in his services on the Nominating and Corporate Governance Committee of the Board. General Walls is also a National Association of Corporate Directors (NACD) Governance Fellow. In addition, General Walls understands the welding industry and at one point in time had oversight responsibility for the Marine Corps welding school and development program.

CONTINUING DIRECTORS

Class of 2014

David H. Gunning

Age:	70

Term Expires/Service:	2014; Director since 1987.

Recent Business Experience:

Mr. Gunning is the former Vice Chairman of Cliffs Natural Resources, Inc. (an iron ore and coal mining company formerly known as Cleveland-Cliffs Inc), a position he held from 2001 until his retirement in 2007. Prior to that, Mr. Gunning served as Chairman, President and Chief Executive Officer of Capital American Financial Corp. Mr. Gunning is also a lawyer and practiced law for many years as a corporate partner with Jones Day.

Directorships:

Mr. Gunning has served on the Board of Directors of Development Alternatives, Inc. since before 1993 and MFS Funds, Inc. since 2004. In addition, Mr. Gunning served on the Boards of Directors of Cliffs Natural Resources, Inc. from 2001 to 2007, Portman Mining Ltd. From 2005 to 2008 and Southwest Gas Corporation from 2000 to 2004.

Director Qualifications:

Mr. Gunning brings to the Board and its Finance Committee (where he is Chair) and the Nominating and Corporate Governance Committee chief executive officer and senior management experience (with public companies), public company board experience and corporate legal skills. Additionally, Mr. Gunning’s relatively long tenure as a Director provides the Board with a valuable perspective on Lincoln’s challenges within its industry.

G. Russell Lincoln

Age:	66

Term Expires/Service:	2014; Director since 1989.

Recent Business Experience:

Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

Director Qualifications:

As an entrepreneurial businessman with experience, including 25 years running a $50 million business, Mr. Lincoln understands business risk and the importance of hands-on management. Mr. Lincoln is the grandson of J. F. Lincoln, who pioneered the use of incentive management, and he appreciates our corporate culture. His leadership role and his investment experience serve Lincoln Electric well as a member of the Audit and Finance Committees of the Board.

Christopher L. Mapes

Age:	51

Term Expires/Service:	2014; Director since 2010.

Recent Business Experience:

Mr. Mapes is President and Chief Executive Officer of Lincoln, a position he has held since December 31, 2012. From September 2011 to December 31, 2012, Mr. Mapes served as the Chief Operating Officer of Lincoln. From 2004 to August 2011, Mr. Mapes served as the Executive Vice President of A. O. Smith Corporation (a global manufacturer with a water heating and water treatment technologies business and an electric motor and motor solutions business, both of which have residential, commercial, industrial and consumer applications) and the President of its Electrical Products unit. Prior to joining A.O. Smith, he was the President, Motor Sales and Marketing of Regal Beloit Corporation (a manufacturer of electrical and mechanical motion control products) from 2003 to 2004. From 1990 to 2003, Mr. Mapes was the President, Global OEM Business Group at Superior Essex, Inc. (a wire and cable manufacturer).

Director Qualifications:

As an experienced executive officer of Lincoln as well as other large, global public companies engaged in manufacturing operations, Mr. Mapes understands the manufacturing industry and the challenges of global growth. He is also familiar with the welding industry generally, given his service to Lincoln as Chief Executive Officer and Chief Operating Officer and that one of his former employers (Superior Essex) has been a supplier to Lincoln. In addition to his business management experience, Mr. Mapes has a law degree.

Hellene S. Runtagh

Age:	64

Term Expires/Service:	2014; Director since 2001.

Recent Business Experience:

Ms. Runtagh was President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company) in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Directorships:

Ms. Runtagh has served as a Director on the Board of Directors of Harman International Industries, Inc. since 2008 and NeuStar, Inc. since 2006. In addition, Ms. Runtagh was a member of the Board of Directors of IKON Office Solutions Inc. from 2007 to 2008, Avaya Inc. from 2003 to 2007 and Covad Communications Group from 1999 to 2006.

Director Qualifications:

Ms. Runtagh has over 30 years of experience in management positions with global companies. Ms. Runtagh’s responsibilities in management have ranged from marketing and sales to finance, as well as engineering and manufacturing. Ms. Runtagh’s diverse management experience, including growing those businesses while maintaining high corporate governance standards, and her extensive experience as a director of public companies, make her well-positioned for her role as a Director, a member of the Audit Committee and Chair of the Compensation and Executive Development Committee of the Board.

Class of 2015

Harold L. Adams

Age:	73

Term Expires/Service:	2015 – Director since 2002 and Lead Director since 2004.

Recent Business Experience:

Mr. Adams has been Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) since 2003, and is the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to 2003.

Directorships:	Mr. Adams has been a member of the Board of Directors of Commercial Metals Company since 2004 and Legg Mason, Inc. since 1988.

Director Qualifications:

Mr. Adams served for 36 years as Chairman, President and Chief Executive Officer of an international architectural firm with 14 offices worldwide. Mr. Adams has also served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator, and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in every major international market in a myriad of economic climates and cultures. He also supervised the Chief Financial Officer and accounting department, dealing with independent auditors on global financial issues. With years of experience serving on public company Boards and as an accomplished businessman, Mr. Adams is a key member of the Board and serves as its Lead Director. He also serves as the Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation and Executive Development Committee.

Curtis E. Espeland

Age:	48

Term Expires/Service:	2015 – Director since 2012.

Recent Business Experience:

Mr. Espeland has been Senior Vice President and Chief Financial Officer of Eastman Chemical Company (a chemical, fiber and plastic manufacturer) since 2008. Prior to his service as Senior Vice President and Chief Financial Officer, Mr. Espeland was Vice President, Finance and Chief Accounting Officer of Eastman Chemical from 2005 to 2008.

Director Qualifications:

Mr. Espeland has extensive experience in corporate finance and accounting, having served in various finance and accounting roles, and ultimately as the Chief Financial Officer, at a large publicly-traded company (Eastman Chemical) for the past several years. Mr. Espeland also has significant experience in the areas of mergers and acquisitions, taxation and enterprise risk management. Mr. Espeland also served as an independent auditor at Arthur Andersen LLP having worked in both the United States and abroad (Europe and Australia). Mr. Espeland’s extensive accounting and finance experience, the Board has determined, qualifies him as an “audit committee financial expert.” In addition, Mr. Espeland’s international business experience is a valued asset for our global operations.

Robert J. Knoll

Age:	71

Term Expires/Service:	2015 – Director since 2003.

Recent Business Experience:

Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

Director Qualifications:

Mr. Knoll brings a wealth of accounting and auditing experience, with 32 years as a certified public accountant and 22 years as a partner at Deloitte & Touche LLP. Mr. Knoll’s experience directing complex audit processes, and his understanding of the operations of international manufacturing companies similar to Lincoln, provides the Board with valuable expertise and, the Board has determined, qualifies Mr. Knoll as an “audit committee financial expert.” This experience also makes Mr. Knoll an important member of the Audit Committee (where he is Chair) and the Finance Committee.

John M. Stropki

Age:	62

Term Expires/Service:	2015 – Director since 1998.

Recent Business Experience:

Mr. Stropki is Executive Chairman of Lincoln, a position he has held since December 31, 2012. Prior to serving in his current position, Mr. Stropki served as President and Chief Executive Officer beginning June 2004 and Chairman beginning October 2004. From 2003 to 2004, Mr. Stropki was Executive Vice President and Chief Operating Officer of Lincoln. From 1996 to 2003, Mr. Stropki was Executive Vice President of Lincoln and President, North America.

Directorships:	Mr. Stropki has been a member of the Board of Directors of The Sherwin-Williams Company since 2009.

Director Qualifications:

Mr. Stropki has over 38 years of experience with Lincoln, starting as a college intern, later joining Lincoln as a sales representative and then progressing through the ranks to run the North American business and take over as Chief Executive Officer during 2004. Mr. Stropki has extensive knowledge of Lincoln’s business, its longstanding management philosophies (including the incentive management system) and the demands and expectations of its customers, as well as the welding industry in general. Mr. Stropki is a leader and an active participant in several industry organizations.

EXECUTIVE BIOGRAPHIES

The biographies of our executive officers are hereby incorporated by reference from our Form 10-K for the fiscal year ended December 31, 2012, filed on February 22, 2013, at page 8.

DIRECTOR COMMITTEES AND MEETINGS

We have a separately-designated standing Audit Committee established in accordance with SEC rules. We also have standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on each Committee is set forth below.

Audit Committee

Members:

Robert J. Knoll (Chair), Curtis E. Espeland, Stephen G. Hanks, G. Russell Lincoln, Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom the Board of Directors has determined to have the financial competency required by the listing standards. In addition, because of the professional training and past employment experience of Messrs. Espeland, Knoll and Hanks as described above under the caption “Director Biographies,” the Board of Directors has determined that they are financially sophisticated Audit Committee Members under the NASDAQ listing standards and qualify as “audit committee financial experts” in accordance with SEC rules. Shareholders should understand that the designation of Messrs. Espeland, Knoll and Hanks as “audit committee financial experts” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.

Number of 2012 Meetings:	5

Principal Responsibilities:	• appoints and determines whether to retain or terminate the independent auditors

• approves all audit engagement fees, terms and services

• approves any non-audit engagements

• reviews and discusses the independent auditors’ quality control

• reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit

• reviews and discusses with management Lincoln’s financial statements and disclosures, its interim financial reports and its earnings press releases

• reviews with Lincoln’s General Counsel legal matters that might have a significant impact on our financial statements

• oversees compliance with our Code of Corporate Conduct and Ethics, including annual reports from compliance officers

• reviews with management the appointment, replacement, reassignment or dismissal of the Vice President, Internal Audit, the internal audit charter, internal audit plans and reports

• reviews with management the adequacy of internal control over financial reporting

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Compensation and Executive Development Committee

Members:

Hellene S. Runtagh (Chair), Harold L. Adams, Stephen G. Hanks, Kathryn Jo Lincoln and William E. MacDonald, III, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be (1) an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and (2) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

Number of 2012 Meetings:	7

Principal Responsibilities:	• reviews and establishes total compensation of our Chief Executive Officer and other executive officers

• annually assesses the performance of our Chief Executive Officer and other executive officers

• monitors our key management resources, structure, succession planning, development and selection processes and the performance of key executives

• reviews and recommends to the Board, in conjunction with the Nominating and Corporate Governance Committee, the appointment and removal of our elected officers

• administers our employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans

• reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our 2006 Equity and Performance Incentive Plan to any executive officers or any person subject to Code Section 162(m) and the authority to delegate is limited by Section 162(m) under our 2007 MICP, a plan that relates to awards subject to Code Section 162(m). See the Compensation Discussion and Analysis section below for more information on the Committee’s role with respect to executive compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Nominating and Corporate Governance Committee

Members:	Harold L. Adams (Chair), Curtis E. Espeland, David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.

Number of 2012 Meetings:	4

Principal Responsibilities:	• reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for Lincoln

• identifies and evaluates Board member candidates

• reviews Director compensation, benefits and expense reimbursement programs

• reviews periodically the quality, sufficiency and currency of information furnished to the Board by Lincoln management

• reviews and recommends, in conjunction with the Compensation and Executive Development Committee, the appointment and removal of our elected officers

In evaluating Director candidates, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of Lincoln must have these minimum qualifications:

• demonstrated character, integrity and judgment

• high-level managerial experience or experience dealing with complex problems

• ability to work effectively with others

• sufficient time to devote to the affairs of Lincoln and these specific qualifications

• specialized experience and background that will add to the depth and breadth of the Board

• independence as defined by the NASDAQ listing standards

• financial literacy

In evaluating candidates to recommend to the Board of Directors, in addition to the minimum qualifications discussed above and as stated in our Guidelines on Significant Corporate Governance Issues, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, we have retained an outside firm to help identify candidates, but no such firm was retained during 2012.

Shareholders may nominate one or more persons for election as Director of Lincoln. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”

See the narrative following the Director compensation table below for specific information on the Committee’s involvement in determining Director compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Finance Committee

Members:	David H. Gunning (Chair), Robert J. Knoll, G. Russell Lincoln and William E. MacDonald, III.

Number of 2012 Meetings:	5

Principal Responsibilities:	Considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of Lincoln, including:

• financial performance, including comparing our financial performance to budgets and goals

• capital structure issues, including dividend and share repurchasing policies

• financial operations

• capital expenditures

• strategic planning and financial policy matters, including merger and acquisition activity

• pension plan funding and plan investment management performance

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Board Meetings

Our Board held seven meetings in 2012. Each of the Directors serving in 2012 attended at least 75% of the total number of full Board meetings, as well as meetings of committees on which he or she served, during 2012.

CORPORATE GOVERNANCE

Director Independence

Each of the non-employee Director nominees and continuing non-employee Directors meets the independence standards set forth in the NASDAQ listing standards, which are reflected in our Director Independence Standards (discussed below). The NASDAQ independence standards include a series of objective tests, such as that the Director is not an employee of Lincoln and has not engaged in various types of business dealings with Lincoln, to determine whether there are any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Lincoln. The Board has adopted Director Independence Standards, which outline the independence standards set forth in the NASDAQ listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.lincolnelectric.com.

During 2012, the independent Directors met in Executive Session, separate from the management Directors, in conjunction with each of the meetings of the Board. The Lead Director, discussed below, was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, and presides over Executive Sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process and has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from our officers any company information deemed desirable by the independent Directors. The Lead Director may also speak on behalf of Lincoln, from time to time, as the Board may decide.

In April, Harold L. Adams was re-appointed as the Lead Director for 2012-2013, a position he has held since the position was created in December 2004.

Board Leadership

As of December 31, 2012, we separated the roles of Chief Executive Officer and Chairman of the Board, with the appointment of John M. Stropki as Executive Chairman of the Board. This action was part of our succession planning for senior leadership. Our Executive Chairman acts as a liaison between our Board and management and offers high-level guidance to our Chief Executive Officer. As our former Chief Executive Officer, our Executive Chairman continues in a leadership role at Lincoln. Our Executive Chairman also:

•	works closely with our Chief Executive Officer to develop the company’s strategic plan;

•	works with our Chief Executive Officer on transactional matters by networking with strategic relationships;

•	consults and advises on any operational matters as requested by our Chief Executive Officer;

•	ensures that our Board fulfills its oversight and governance responsibilities;

•	ensures that our Board sets and implements our goals and strategies;

•	establishes procedures to govern our Board’s work;

•	ensures that the financial and other decisions of our Board are fully, promptly and properly carried out;

•	ensures that all members of our Board have opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	presides over meetings of our shareholders; and

•	provides leadership to our Board and sets the agenda for, and presides over, Board meetings.

Our Chief Executive Officer is responsible for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for Lincoln’s performance and reports directly to our Board. As of December 31, 2012, Christopher L. Mapes assumed the role of Chief Executive Officer. Mr. Mapes was formerly our Chief Operating Officer.

As noted above, the Board officially designates a Lead Director. Our Lead Director performs several important functions, including the coordination of the activities of the independent directors, providing input on agendas for Board and committee meetings and facilitating communications between the Chairman (now Executive Chairman) and the other members of the Board. The Lead Director works with the Executive Chairman, the Chief Executive Officer and the other Board members to provide strong, independent oversight of our management and affairs.

Risk Oversight and Assessment

In the ordinary course of business, we face various strategic, operating, compliance and financial risks. Our risk management processes seek to identify and address significant risks. The Board oversees this enterprise-wide approach, and the Lead Director promotes the Board’s engagement in enterprise risk management. Additionally, the Audit Committee reviews major financial risk exposure and the steps management has taken to monitor and control risk. Board oversight includes both leadership initiatives and structured follow up and review. The Board has integrated its enterprise risk management process with its strategic planning process, refining the distinction between strategic risks and operational risks. The Board reviews both regularly.

Compensation-Related Risks

We regularly assess risks related to our compensation and benefit programs, including our executive programs, and our Compensation and Executive Development Committee is actively involved in those assessments. In addition, Towers Watson & Co., compensation consultants engaged by management, provides a risk assessment of our executive programs. As a result of all these efforts, we do not believe the risks arising from our executive compensation policies and practices are reasonably likely to have a material adverse effect on Lincoln.

Although we have a long history of pay-for-performance and incentive-based compensation, the programs contain many mitigating factors to ensure that our employees are not encouraged to take unnecessary risks. These factors include:

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBIT, net income growth and ROIC), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	Caps on the maximum payout for cash incentives (currently 160% for the annual bonus and 200% for the cash long-term incentive program);

•	Stock ownership requirements for executives that encourage a longer-term view of performance;

•

Well-defined roles for oversight, review and approval of executive compensation, including the Compensation and Executive Development and Finance Committees of the Board and a broad-based group of functions within the organization (including Human Resources, Finance, Audit and Legal); and

•	A clawback policy that applies to all incentive compensation for officers from 2011 forward.

Guidelines on Significant Corporate Governance Issues

The Board has adopted Guidelines on Significant Corporate Governance Issues, which we refer to as our “Governance Guidelines,” to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards. The Governance Guidelines also provide for the annual appointment of our Lead Director and contain our majority voting policy with respect to uncontested elections of Directors as discussed below. In addition, the Governance Guidelines specify through an express confidentiality provision that, unless otherwise authorized by the Board, Directors are not to discuss confidential corporate business with third parties, and instead are to refer all inquiries concerning confidential corporate business to the Chief Executive Officer or the Chief Financial Officer.

Majority Voting Policy

Consistent with the current trend of companies adopting majority voting standards in connection with uncontested elections of Directors, our Governance Guidelines include a majority voting policy. The Board has the exclusive power and authority to administer the policy, as well as to repeal the policy, in whole or in part, or to adopt a new policy as it deems appropriate.

Under the policy, in uncontested elections of Directors, any Director who fails to receive a majority of the votes cast in his or her favor would be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee would then consider each resignation and recommend to the Board whether to accept or reject it. The Committee, in making its determination, may consider any factors or other information that it deems appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and Lincoln, and the results of the most recent evaluation of the tendering Director’s performance by the Committee and other members of the Board. Any Director who tenders his or her resignation under the policy shall not participate in the Committee’s recommendation or Board action regarding whether to accept or reject the tendered resignation. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve for the remainder of his or her term and until a successor is duly elected. If a Director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

You can access our Governance Guidelines on our website at www.lincolnelectric.com.

Code of Corporate Conduct and Ethics

The Board also has adopted a Code of Corporate Conduct and Ethics to govern our Directors, officers and employees, including the principal executive officers and senior financial officers. We have satisfied, and in the future intend to satisfy, the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of our Code of Corporate Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934, by posting such information on our website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto (to date, there have been no such amendments or waivers), on our website at www.lincolnelectric.com.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock, received by our non-employee Directors during 2012.

Director	Fees Earned or Paid in Cash		Stock Awards[1]	All Other Compensation	Total
Harold L. Adams	$102,500		$89,975	$—	$192,475
Curtis E. Espeland	68,352		151,150	—	219,502
David H. Gunning	87,500		89,975	—	177,475
Stephen G. Hanks	80,000		89,975	—	169,975
Robert J. Knoll	92,500		89,975	—	182,475
G. Russell Lincoln	80,000		89,975	—	169,975
Kathryn Jo Lincoln	80,000		89,975	—	169,975
William E. MacDonald, III	80,000		89,975	—	169,975
Hellene S. Runtagh	90,000		89,975	—	179,975
George H. Walls, Jr.	80,000	[2]	89,975	—	169,975

[1]

On December 13, 2012, 1,878 shares of restricted stock were granted to each non-employee Director under our 2006 Stock Plan for Non-Employee Directors. Mr. Espeland was granted an additional 1,319 shares of restricted stock upon joining the board effective February 23, 2012. The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718 based on a closing price of $46.38 and $47.91 per share on February 23, 2012 and December 13, 2012, respectively. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 22, 2013.

As of December 31, 2012, the aggregate number of shares of restricted stock held by each non-employee Directors was 7,251 shares, except for Mr. Espeland who joined our Board during 2012 and holds 3,197 shares of restricted stock.

As of December 31, 2012, the aggregate number of unexercised stock options held by each current non-employee Director who has received stock options was as follows: Mr. Gunning (11,000); Mr. Hanks (12,000); Mr. Lincoln (15,000); Ms. Runtagh (11,000); and General Walls (13,000). All of the outstanding stock options were exercisable as of December 31, 2012. Mr. Adams, Mr. Knoll and Ms. Lincoln do not hold any unexercised stock options. No additional stock options have been granted to the non-employee Directors since 2006. Accordingly, Messrs. MacDonald and Espeland never received stock option awards as they were elected to the Board after 2006.

[2]	All of General Walls’ board fees were deferred under our Non-Employee Directors’ Deferred Compensation Plan, which is detailed in the narrative below.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines our non-employee Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The objectives of our non-employee Director compensation programs are to attract highly-qualified and diverse individuals to serve on our Board and to align their interests with those of our shareholders. An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee. Messrs. Stropki and Mapes are employee Directors and, accordingly, do not receive compensation for their services as Directors.

The Committee also administers our Director equity incentive plans, including approval of grants of equity-based awards (currently, restricted stock), and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

Director Compensation Package for 2012

All non-employee Directors receive cash retainers and an annual stock-based award for serving on our Board. Stock-based compensation is provided under our 2006 Stock Plan for Non-Employee Directors. Based on the review and recommendation of Hay Group, Inc., we revised our Director compensation package during 2011. Hay Group, Inc. is an independent compensation consultant that provides no services to Lincoln or its management. As a result of this review, we eliminated separate Committee meeting fees (for a certain number of standard meetings each year) in order to simplify the Board compensation structure and to align with current trends. The details of our non-employee Director compensation program, which are unchanged from last year, are provided below.

1.

We no longer have separate meeting fees, except that if there are more than 8 full Board or Committee meetings in any given year, Directors will receive $1,500 for each full Board meeting in excess of 8 meetings and Committee members will receive $1,000 for each Committee meeting in excess of 8 meetings.

2.

Beginning in 2010, the restricted stock agreements contain pro-rata vesting of the award upon retirement, as opposed to full vesting as was the case for prior awards. Accordingly, if a Director retires before the restricted stock award vests in full (3 years from the date of the grant), the Director will receive unrestricted shares equal to a portion of the original award calculated based on the Director’s length of service during the 3-year term.

3.

The initial award will be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter each year).

Other Arrangements

We reimburse Directors for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed ($5,000 is used as a guideline) for continuing education expenses (inclusive of travel expenses) for programs each Director may elect. More than a majority of our Directors are certified by the Corporate Directors Institute of the National Association of Corporate Directors (NACD), which offers continuing education programs for both new and experienced Directors.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, all of our non-employee Directors must adhere to certain stock ownership guidelines, which we have had in place since 2006. Under the current guidelines, all non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least four times the Board’s current annual cash retainer of $80,000 (or $320,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount or (2) 8,179 shares, as set forth below in the table.

Retainer Multiple	Number of Shares
4 x annual retainer ($320,000)	8,179**
* Directors have five years to satisfy the guidelines ** Represents shares equal to $320,000 based on the closing price of $39.12 per share on December 30, 2011

The Committee will review the guidelines every two and a half years to ensure that the components and values are appropriate. The next review is scheduled for 2013.

Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2012, all of our non-employee Directors had satisfied the above stock ownership guidelines, except for Mr. Espeland who joined the Board during 2012.

2006 Stock Plan for Non-Employee Directors

The 2006 Stock Plan for Non-Employee Directors is the vehicle for the annual and initial grants of stock-based awards as discussed above. During 2012, non-employee Directors received an annual award of shares of restricted stock valued at approximately $90,000. In addition, upon initial election to the Board, non-employee Directors receive an award of restricted stock valued at approximately $90,000, which is pro-rated based on the length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter each year).

Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote the shares. Under the terms of the awards, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of Lincoln or upon the death or disability of the Director, as well as upon retirement for awards granted prior to December 2010. Starting with the December 2010 award, the restricted stock awards provide for accelerated vesting of a pro-rata portion of the award upon retirement based on the Director’s length of service during the 3-year term. During the period in which the shares remain forfeitable, dividends are paid to the Directors in cash.

No stock options have been granted under the plan since 2006 as the Committee has opted to award restricted stock instead of stock options. With respect to prior awards of stock options, an option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of Lincoln or upon the death, disability or retirement of the Director. Once the Director has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to executives under our Top Hat Plan, which is discussed below in the narrative of the Nonqualified Deferred Compensation Table following the Compensation Discussion and Analysis section. One Director, General Walls, elected to defer Board fees under the plan during 2012 as detailed above in the Director Compensation Table.

Directors’ Charitable Award Program

This program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, we will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by Lincoln. This program is funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2012 as the policies were fully-funded as of the end of 2005.

All charitable deductions and the cash surrender value of the policies accrue solely to Lincoln; the vested Directors derive no financial benefit. The current non-employee Directors who are vested in the program are David H. Gunning, G. Russell Lincoln and Kathryn Jo Lincoln.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning Lincoln and any of its directors or officers (or any of their immediate family members, defined as children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer, Director of Compliance and the Audit Committee of the Board. We define “related party transactions” generally as transactions in which the self-interest of the employee, officer or Director may be at odds or conflict with the interests of Lincoln, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is our policy to avoid related party transactions; related party transactions involving our officers are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

In February 2013, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to Lincoln. Greg D. Blankenship, the brother of George D. Blankenship, is the sole stockholder and President of P&R Specialty, Inc. During 2012, we purchased approximately $3.3 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. We believe that the transactions with P&R Specialty were, and are, on terms no less favorable to us than those that could have been obtained from unaffiliated parties.

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Committee has received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Committee and the Board have also recommended the selection of our independent auditors for the year ending December 31, 2013 and the ratification thereof by the shareholders.

By the Audit Committee:

Robert J. Knoll, Chair

Curtis E. Espeland

Stephen G. Hanks

G. Russell Lincoln

Hellene S. Runtagh

George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS

(PROPOSAL 2)

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as our independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2013.

Fees for professional services provided by Ernst & Young LLP as our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2011	2012
Audit Fees	$3,019,000	$3,011,000
Audit-Related Fees	427,000	513,000
Tax Fees	175,000	200,000
All Other Fees	-	-
Total Fees	$3,621,000	$3,724,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2012 and 2011, the reviews of our quarterly reports on Form 10-Q, statutory audits required for our international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2012 and 2011 primarily relate to audit services associated with acquisitions and audits of employee benefit plans. Tax Fees include tax compliance and tax advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by our independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services. Generally, requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The Committee has resolved that four specific categories of services, namely audit services, tax advisory services, international tax compliance services and audit-related services related to acquisitions and new accounting pronouncements, are permissible without itemized pre-approval in an amount not to exceed $50,000 for each of the foregoing services (other than international tax compliance and international tax advisory for which the amount is $100,000). Itemized detail of all such services performed is subsequently provided to the Committee. In addition, our independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee (or included in the $50,000 limit or $100,000 limit, as applicable, for certain services as detailed above).

Generally, requests for independent auditor services are submitted to the Audit Committee by our Senior Vice President, Chief Financial Officer and Treasurer (or other member of our senior financial management) and our independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the categories of services that fall within the dollar limits detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

Majority Vote Needed

Ratification requires the affirmative vote of the majority of the shares of Lincoln common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following describes and analyzes our executive compensation programs and, specifically, how they apply to our “named executive officers.”1

2012 Named Executive Officers

Name	Title
John M. Stropki	Executive Chairman and Former Chief Executive Officer
Christopher L. Mapes	President and Chief Executive Officer and Former Chief Operating Officer
Vincent K. Petrella	Senior Vice President, Chief Financial Officer and Treasurer
Frederick G. Stueber	Senior Vice President, General Counsel and Secretary
David M. LeBlanc	Senior Vice President; President, Lincoln Electric International
George D. Blankenship	Senior Vice President; President, Lincoln Electric North America

This discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Introduction

Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. For example, virtually all domestic welding business employees participate in a bonus program designed to reward both company financial performance and individual contributions. The bonus has been paid every year since the 1930s. In 2012, this broad-based bonus pool was $99.3 million, the average bonus paid was 70.1% of an employee’s base pay and the average total cash compensation received (base and bonus) was $81,819. This was a 10% increase from the bonus multiplier in 2011, after an 11.7% increase in the financial metric used for that program.

To maintain our performance-driven culture, we:
• Expect our executives to deliver above-market financial results (and assess those results on a current and historical basis);
• Provide systems that tie executive compensation to superior financial performance (and regularly verify that this pay-for-performance approach is operating as intended);

•	Take action when needed to address specific business challenges; and

•	Maintain good governance practices in the design and operation of our executive compensation programs, including consideration of the risks associated with those practices.

[1]

John M. Stropki served as President, Chief Executive Officer and Chairman of Lincoln until December 31, 2012, at which time he transitioned to Executive Chairman and Christopher L. Mapes, who formerly served as Chief Operating Officer, became President and Chief Executive Officer as of December 31, 2012.

At the 2012 Annual Meeting, shareholders approved the compensation we pay to our named executive officers with over 97% of the shareholders supporting our “say-on-pay” proposal. The Compensation and Executive Development Committee believes that the shareholder vote reinforces the company’s philosophy and objectives relative to our executive compensation program.

Above-Market Financial Results

We have a long track record of delivering increased value to our shareholders and we have typically delivered above-market performance, across various financial metrics over many cycles. Since the global recession in 2009, Lincoln has rebounded across most of the financial components we monitor for purposes of executive compensation.

In assessing our financial results for compensation purposes, we compare our results to a peer group of companies (described below), to the S&P 400 MidCap Index (in which we participate), to a subset that includes the manufacturing companies in the S&P 400 MidCap Index (to obtain a more targeted understanding of performance) and, for certain metrics, to the S&P Composite 500 Stock Index (to obtain a broader understanding of performance). Within these groups, we consider various types of widely-reported financial metrics, each of which is related to our executive compensation programs in some way. These include earnings before interest and taxes (EBIT) growth, adjusted net income growth, return on invested capital (ROIC), and 1-year, 3-year and 5-year total shareholder return (TSR). Some of these financial metrics directly impact our executive compensation programs, while others are the closest approximation to the metrics that we use in our programs. We believe that the recent intense period of global economic pressure impacted different companies in our comparator groups in different ways and at different points in the cycle. Therefore, we have relied both on current and historical financial comparisons to assess our financial results and to determine pay-for-performance during 2012 (as explained below).

The following tables illustrate Lincoln’s financial results for the most recent reporting periods and for the four prior reporting periods. They compare those results to our peer group, S&P 400 Midcap companies, S&P 400 Midcap manufacturing companies and, for TSR, S&P 500 companies. The percentile rankings show the position of Lincoln’s financial results compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance. Information is based on the most recently available public information (as accumulated by an independent third party), as of January 2013 when the analysis was performed.

Trailing 12 months (for Lincoln ending):	September 2008	September 2009	September 2010	September 2011	September 2012	Calendar 2012
Lincoln’s Adjusted EBIT Growth	24%	(59%)	34%	51%	35%	26%
Percentile Rank to the:						Not Available
Peer Group	70th	12th	63rd	75th	83rd	-
S&P Midcap 400	68th	12th	75th	85th	83rd	-
S&P Midcap 400 Manufacturing	67th	14th	71st	79th	86th	-

Trailing 12 months (for Lincoln ending):	September 2008	September 2009	September 2010	September 2011	September 2012	Calendar 2012
Lincoln’s Net Income Growth	18%	(82%)	159%	78%	26%	19%
Percentile Rank to the:						Not Available
Peer Group	58th	4th	96th	68th	72nd	-
S&P Midcap 400	67th	25th	92nd	88th	73rd	-
S&P Midcap 400 Manufacturing	63rd	26th	93rd	85th	79th	-

Most recently reported calendar year	2008	2009	2010	2011	TTM (for Lincoln ending Sept. 2012)	Calendar 2012
Lincoln’s ROIC	20%	4%	11%	18%	19%	19%
Percentile Rank to the:						Not Available
Peer Group	68th	16th	51st	71st	78th	-
S&P Midcap 400	93rd	44th	70th	89th	91st	-
S&P Midcap 400 Manufacturing	94th	37th	59th	85th	90th	-

Most recently reported calendar year	2008	2009	2010	2011	2012	Trailing 12-months
Lincoln’s 1-Year TSR	(27%)	8%	25%	22%	26%	24%
Percentile Rank to the:
Peer Group	74th	20th	9th	97th	58th	77th
S&P Midcap 400	50th	40th	50th	78th	70th	70th
S&P Midcap 400 Manufacturing	57th	41st	37th	78th	62nd	66th
S&P 500	54th	38th	54th	75th	72nd	71st

Most recently reported calendar year	2006-2008	2007-2009	2008-2010	2009-2011	2010-2012	Trailing 36-months
Lincoln’s 3-Year TSR[1]	10%	(2%)	(1%)	18%	24%	33%
Percentile Rank to the:
Peer Group	82nd	39th	21st	36th	79th	85th
S&P Midcap 400	82nd	56th	42nd	57th	79th	90th
S&P Midcap 400 Manufacturing	76th	56th	40th	56th	72nd	85th
S&P 500	85th	52nd	49th	60th	79th	90th

Most recently reported calendar year	2004-2008	2005-2009	2006-2010	2007-2011	2008-2012	Trailing 60-months
Lincoln’s 5-Year TSR[1]	18%	11%	13%	7%	9%	14%
Percentile Rank to the:
Peer Group	91st	85th	64th	62nd	62nd	74th
S&P Midcap 400	86th	80th	78th	66th	70th	76th
S&P Midcap 400 Manufacturing	82nd	74th	67th	58th	67th	69th
S&P 500	86th	80th	80th	70th	73rd	81st

[1]	Compounded annual growth rate.

Pay-for-Performance

In designing our executive compensation programs, a core philosophy is that our executives should be rewarded when they deliver long-term financial results for the benefit of our shareholders. Therefore, we provide systems that tie executive compensation to superior financial performance. While we have typically delivered above-market financial performance (as described above), our executive compensation has generally been below the competitive market (as described below) – this means we have delivered financial results that are superior to the compensation we have paid to executives.

To assess pay-for-performance, we evaluate the relationship between “total direct realizable pay” for the named executive officers and our financial performance. This allows us to understand the degree of alignment between total compensation delivered for the prior three fiscal years and our financial performance, both relative to peers. Because we believe the global recession impacted different companies in our peer group at different points in the cycle, we have relied both on current and historical comparisons to assess pay-for-performance for 2012. This analysis is performed by management’s compensation consultant, Towers Watson & Co., with review and comment provided to the Compensation and Executive Development Committee (the “Committee”) by its independent consultant, Hay Group, Inc.

“Financial performance” is a composite of reported EBIT growth, adjusted net income growth, ROIC and TSR (the “composite”). To better understand a key financial metric, however, we also consider “financial performance” by exclusively looking at total shareholder return. “Total direct realizable pay” is the sum of the following components (using comparable components from the peer group):

•	Base pay for the applicable three-year period;

•	Actual annual bonus paid during the three-year period;

•	The value of any in-the-money stock options granted over the relevant three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year-end);

•

The value of restricted shares and restricted stock units (which were awarded in place of restricted stock beginning in 2011) granted over the three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year-end); and

•

The value of long-term performance units/shares over the relevant three-year period (for Lincoln, this includes payments under our cash long-term incentive program (Cash LTIP) during the three-year cycle and pro-rata amounts, at target, for awards that are mid-cycle).

The analysis reveals that financial performance and executive compensation were aligned for 2012 (in reviewing the 2009 to 2011 period, the most recent period available). As the charts below demonstrate, our financial performance results were below market between 2009 and 2011, with our overall financial performance at the 35th percentile and our total shareholder return at the 43rd percentile. However, total direct realizable compensation was much further below market at the 25th percentile for the named executive officers. We believe these charts demonstrate a very appropriate relationship between our compensation programs and company financial performance, with below market financial results directly resulting in well below market executive compensation.

Lincoln Electric Pay for Performance Composite Financial Comparison	Lincoln Electric Pay for Performance 3-Year TSR Comparison

Composite Financial Comparison (Percentile to Peer Group)	3-Year Total Shareholder Return (Percentile to Peer Group)

Information is based on the most recently available data as of November 2012 when the analysis was performed.

2012 Executive Compensation Actions

During 2012, financial results were stronger than those delivered during 2011, which allowed us to revert to our core philosophies on executive compensation. Key 2012 actions and results include:

•	Base pay increases for executives for 2012 that were modest, with an average increase of 5%;

•	Annual bonuses for executives that were, on average, 20% above target amounts as result of the strong financial results delivered for 2012;

•	Cash LTIP payments made to the officers for the 2010 to 2012 cycle that were 68% above target amounts;

•	Accelerated vesting of restricted stock granted to executives at the end of 2009 (based on achievement of both financial targets under the 2010 to 2012 Cash LTIP);

•

An award of 33,161 restricted stock units (valued at approximately $1,608,000) as a special retirement replacement and executive retention award for Mr. Mapes, who became our Chief Executive Officer on December 31, 2012; and

•

Amendments to restricted stock awards for Mr. Stropki, our Executive Chairman, to extend the normal retirement from age 62 to April 25, 2013, which resulted in greater tax deductibility for the Company during 2012 and beyond.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our executive compensation programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of those governance practices are described in the Compensation-Related Risks section above. Other such practices include:

•	Annual reviews of market competitiveness and the relationship of compensation to financial performance;

•	Independent compensation consultants and legal advisors, retained directly by the Committee, to provide input and recommendations on our executive compensation programs;

•	No multi-year guarantees for compensation increases, including base pay, and no guaranteed bonuses;

•	The elimination of full vesting of equity awards upon retirement (vesting was changed to pro-rata) – this change also applied to Board equity awards;

•	No repricing or replacement of underwater stock options without prior shareholder approval;

•	No dividend or dividend equivalents paid while executive restricted stock or restricted stock units are unvested;

•	No equity awards and other long-term incentive compensation included in the pension calculation of our SERP;

•	No new participants added to our SERP since 2005;

•

No new grants of prior (or additional) years of service under our SERP (Mr. Stueber is the only current executive who has received a grant of prior service, which was awarded to him over seventeen years ago);

•

Change in control arrangements that do not provide for tax gross-ups, no longer provide for additional retirement service in the SERP, are limited to three times base pay and bonus (for the Executive Chairman and Chief Executive Officer, with other executives receiving payments of only two or one times base pay and bonus) and mainly provide for payments only upon a double (not single) trigger;

•

No tax gross-up payments or tax reimbursements on compensation and benefits, other than tax equalization benefits that are available to all employees who are on international assignment and modest gross-up payments on employee relocation benefits (and which are a standard component of a U.S. company’s expatriate program and/or relocation benefits);

•

Modest perquisites, consisting of financial planning (for which imputed income is charged), an annual physical examination and reimbursement of club dues (for which, if not used exclusively for business purposes, imputed income is charged);

•	A broad clawback policy that applies to all recent incentive awards for officers;

•	Stock ownership requirements for our officers and Board of Directors; the requirements will be reviewed mid-cycle to ensure they remain appropriate; and

•

The prohibition on hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, during 2012, our insider trading policy was amended to prohibit the pledging of Lincoln stock on a going-forward basis.

Our Compensation Philosophy

Core Principles

Our executive compensation programs consist of four main components: (1) base pay, (2) annual bonus (MIP), (3) long-term incentives and (4) benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (below market), while target total cash compensation (which includes an annual bonus that incorporates aggressive financial targets) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is divided equally among three programs: (1) stock options, (2) restricted stock units and (3) a cash long-term incentive program. Although not targeted to a specific competitive level, we believe our benefits, taken as a whole, are at the market median and our executive perquisites are below the market median.

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward both short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. We use a variety of financial metrics in the operation of our programs (namely earnings before interest, taxes and bonus (EBITB), adjusted net income growth, average operating working capital to sales (AOWC/Sales), return on invested capital (ROIC) and share price appreciation) and we use a mixture of consolidated and business-specific financial goals, with no one factor receiving an excessive weighting.

We use base pay and benefits to deliver a level of predictable compensation since our compensation programs are heavily weighted toward variable compensation. Therefore, fixed components, such as base pay, are generally set below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set above the competitive market and require above market financial performance. However, because annual bonuses reward short-term operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share price appreciation. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual in many of our programs, with our philosophy being that the best performers should receive the greatest rewards.

The following is a summary of our executive compensation and how each component fits within our core principles:

The Roles of the Committee, External Advisors and Management

The Committee, which consists solely of non-employee Directors, has primary responsibility for reviewing, establishing and monitoring all elements of our executive compensation programs. The Committee is advised by independent executive compensation consultants and independent legal counsel. Management provides recommendations and analysis to the Committee, and is supported in those efforts by its own executive compensation consultant.

The Committee

To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs, individual performance and our financial performance to peers. Based on these factors and, with input from its independent, executive compensation consultant, Hay Group, the Committee approves the design of our executive compensation programs.

The Committee regularly involves the full Board in its responsibilities. It establishes and then conducts a full Board review, in executive session, of the annual performance for the Executive Chairman and the Chief Executive Officer and their goals and objectives for the upcoming year. It relies on the full Board’s input when establishing annual compensation amounts for the Executive Chairman and the Chief Executive Officer. In addition, the Committee, with Board involvement, establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions.

Chief Executive Officer and Management

Our management (particularly the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President, Human Resources and Compliance) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with their independent, executive compensation consultant to ensure the compensation recommendations are in line with our program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

External Advisors

The Committee receives assistance and advice from its independent executive compensation consultants at Hay Group. Hay Group has been retained by the Committee since the end of 2009 to serve as its independent compensation consultant. The Chair of the Committee selected Hay Group from a pool of compensation consultants after interviewing the firms. Management and at least one other member of the Committee also interviewed the firms. Hay Group advises on matters including competitive compensation analysis, executive compensation trends and plan design, peer group company configuration, competitive financial performance and financial target setting. The Committee, however, is not bound by the input, advice or recommendations of its consultant. While some of the analysis and data collection may be prepared initially by management (or its consultant), all work is reviewed by Hay Group, who discuss their findings directly with the Committee.

Hay Group reports directly to the Chairperson of the Committee and meets with the Committee in executive session without the participation of management. Considering all relevant factors, as required by the compensation consultant independence standards set forth in applicable SEC rules, we are not aware of any conflict of interest that has been raised by the work performed by Hay Group.

In addition, since 2010, the Committee has retained the services of independent legal counsel to provide input on various matters. During 2012, this advice included review and drafting of various materials relating to the transition of Mr. Stropki to the position of Executive Chairman and the appointment of Mr. Mapes to the position of President and Chief Executive Officer.

Towers Watson & Co. provides executive compensation and other services directly to management. For executive compensation, Towers Watson performs the data analysis on competitive compensation, competitive financial performance and financial target setting. That analysis is provided to the Committee’s consultant to allow them to comment upon the findings and any recommendations being made by management.

Our Methodologies

Selection of Compensation Elements

As part of its annual review, the Committee evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or financial performance. The Committee then uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (for example, 45th percentile for base pay). Actual pay for the executive management will generally fall within a range of these targets (plus or minus 20%). Absent significant increases due to promotion, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally in line with national trends.

Market Comparison Data

We collect competitive market compensation data from multiple, nationally-published surveys, from proxy data for a peer group of companies and from proxy data for companies in the S&P Midcap 400 Index. All competitive market compensation data is statistically determined (through regression analysis) to approximate our revenue size. Survey data is also aged to approximate more current data.

Peer Group

We use a peer group of companies that consists of 29 publicly-traded industrial corporations that are headquartered in the United States, that serve a number of different market segments and that have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment.

In addition, we only select companies with solid historical financial results and we remove companies from the peer group when their financial performance falls below an acceptable level. The Committee conducts an annual review of our peer group. During 2012, the Committee removed one company (Thomas & Betts) from our peer group after it was acquired by a foreign company.

For 2012, our peer group was comprised of the following companies:

AGCO Corp	Deere & Co	Graco Inc	Pall Corp
Ametek Inc	Donaldson Co	IDEX Corp.	Parker-Hannifin Corp
Carlisle Companies Inc.	Dover Corp	Illinois Tool Works	Regal Beloit Corporation
Caterpillar Inc	Dresser-Rand Group Inc.	ITT Corp	Rockwell Automation
CLARCOR Inc	Eaton Corp	Kennametal Inc	Roper Industries
Cooper Industries	Emerson Electric	Nordson Corporation	SPX Corp
Crane Company	Flowserve Corporation	Paccar Inc	The Toro Company
Cummins Inc

Compensation Structure

Business Needs.    The Committee’s independent, compensation consultants assist in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study. These trends are considered in light of our compensation philosophies and various business needs. Business needs that are evaluated can include: talent attraction or retention strategies, growth expectations, strategic programs, cost-containment initiatives, management development needs and our company culture. No single factor guides whether changes will be made. Instead, the Committee uses a holistic approach, considering a variety of factors.

Individual Performance.    Individual past performance is a significant factor in determining annual changes (up or down) to pay components. In addition, the annual bonus includes an individual performance component in determining the percentage of target to be paid (described below). Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year. For the past three years, performance ratings for the annual bonus have ranged from 80 to 130.

Pay-for-Performance Review.    In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts its annual assessment of Lincoln’s financial performance and pay-for-performance (both of which are described above). These reviews are used to evaluate whether executive pay levels are properly aligned with our financial performance.

In setting 2012 compensation (which was done in the fourth quarter of 2011), the Committee reviewed the composite financial performance for Lincoln (which included EBIT growth, adjusted net income growth and 3-year TSR) versus those same metrics for the peer group companies, and it compared the level of total direct realizable pay for our named executive officers versus similar individuals in the peer group companies. The period used for this analysis was 2008 to 2010, the most recent full fiscal years available. The Committee also reviewed reported EBIT growth, adjusted net income growth and 1-year, 3-year and 5-year TSR for Lincoln, the peer group and companies in the S&P Midcap 400 Index. These metrics are similar to the financial components used by the Committee in determining our incentive compensation, but they are not all identical. Given the unavailability of certain metrics that we use in our programs, we have selected publicly-available financial metrics that are a close approximation to the ones we use.

Overall, the Committee noted that in both longer historical periods and the most recently completed fiscal year, pay levels were generally at or lower than the financial performance delivered. Taken as a whole, the Committee used this information to conclude that no significant changes were needed to our overall executive compensation philosophies for 2012.

Timing of Compensation Determinations and Payouts

Base pay levels, annual bonus targets and long-term incentive awards (which include stock options, restricted stock units and a cash long-term incentive plan) are set at the end of the prior year at a regularly-scheduled Committee meeting. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first available Committee meeting of the following year (normally in February) or a subsequent special meeting (normally in March), once final financial results are available.

Elements of Executive Compensation

Each compensation component for our named executive officers is described below, with specific actions noted that were taken during 2012. For 2012 compensation amounts, please refer to the Summary Compensation Table and other accompanying tables below.

Base Pay

Base compensation is provided to our executives to compensate them for their time and proficiency in their positions, as well as the value of their job relative to other positions at Lincoln. Base salaries are set based on the executive’s experience, expertise, level of responsibility, leadership qualities, individual accomplishments and other factors. That being said, we aim to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed on variable compensation.

2012 and 2013 Base Pay

Base salary increases have been moderate for the past several years. For 2012, base salaries for the named executive officers remained below the 45th percentile, with an average increase of 4%.

For 2013, the average base pay increase for the named executive officers was 6%, with the exception of Mr. Mapes whose base pay for 2013 was increased by 57% to reflect his transition to Chief Executive Officer. On average, named executive officers base salaries placed the group slightly above the 45th percentile; however, Mr. Mapes was still below the 45th percentile with the 2013 base pay adjustment. Base pay for Mr. Stropki, as Executive Chairman for 2013, was unchanged.

Annual Bonus (MIP) and Total Cash
Compensation

The Management Incentive Plan (MIP)
provides named executive officers with an
opportunity to receive an annual cash bonus.
We believe that, given base pay is below
market, annual cash bonus opportunities
should be above average to balance some of
the risk associated with greater variable
compensation. However, we also believe
that above-market pay should only be
available for superior individual and
financial performance. Therefore, we target
total cash compensation (base and bonus
target) at the 65th percentile of the market,
but use a structure that provides payments

of above-average bonuses only where the individual’s performance, that of the entire company and that of his or her particular business unit warrant it. Financial performance goals are also set above market.

For 2012, 31 individuals participated in the MIP worldwide. Two new individuals were added to the MIP for 2013.

Annual Bonus (MIP) Matrix

The percentage of target bonus actually paid is based upon a matrix that takes into account financial performance and an executive’s individual performance. If either of these factors is not met, the percentage of target bonus paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid can be above the target amount, but only up to a maximum of 160% of target. The 2012 MIP matrix is as follows (which is unchanged from last year):

2012 MIP Matrix
Financial Performance
Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
	Percentage Payout
130	0	60%	80%	100%	115%	120%	125%	135%	140%	150%	160%
120	0	45%	70%	90%	110%	115%	120%	130%	135%	145%	150%
110	0	30%	55%	80%	105%	110%	115%	125%	130%	135%	140%
100	0	15%	40%	65%	95%	100%	110%	120%	125%	130%	135%
95	0	0	25%	45%	75%	90%	100%	110%	115%	120%	125%
90	0	0	0	25%	40%	70%	85%	90%	100%	105%	110%
85	0	0	0	0	25%	40%	65%	70%	80%	90%	95%
80	0	0	0	0	0	25%	40%	50%	60%	70%	80%
75	0	0	0	0	0	0	25%	30%	40%	50%	60%
70	0	0	0	0	0	0	5%	10%	25%	30%	40%
65	0	0	0	0	0	0	0	0	0	0	0

The 2013 MIP matrix will be the same as presented above.

Occasionally, the Committee approves MIP payments outside of the strict application of this matrix, either through positive or negative discretion. There were no such adjustments made for the 2012 MIP payments.

Annual Bonus (MIP) Financial Metrics

A portion of the MIP financial component is based upon achievement of company consolidated financial results and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. The following is a summary of the financial components used for 2012 for the named executive officers:

2012 MIP – Financial Metrics Used
	Consolidated Results	Business Unit Results
John M. Stropki - Corporate role	100%	-
Christopher L. Mapes - Corporate role	100%	-
Vincent K. Petrella - Corporate role	100%	-
Frederick G. Stueber - Corporate role	100%	-
David M. LeBlanc - Business unit leader	50%	50% International
George D. Blankenship - Business unit leader	50%	50% North America

By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target bonus while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance and incentive-based philosophies. For 2012, consolidated and most business units’ results were above budgets. 2012 MIP payouts ranged from 10% below to 33% above bonus targets, with an average payout of 20% above the target amounts.

EBITB.    For 2012, one MIP financial metric used was achievement of earnings before interest, taxes and the broad-based bonus referred to above (EBITB) as compared to budget. Since 2011, this metric accounts for 75% of the MIP financial component. EBITB to budget has been used as the financial metric for the MIP since its inception in 1997 because it is an important indicator of profitability. Budgets for the consolidated company and the various business units are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. The following is a summary of historical results:

Historical EBITB to Budget[1]

	Consolidated Results	Business Unit Results
Average	102%	94%
Highest Level	141%[2]	162%[2]
Lowest Level	67%	4%

1 Since the inception of the MIP in 1997.

2 Capped, at the time, at 120%.

When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. In calculating EBITB for 2012, adjustments were made for rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of certain assets, the results of businesses acquired during the year and certain special items. For 2012, the consolidated EBITB budget was set at $454.6 million and actual performance, as adjusted, measured at budgeted exchange rates, was $508.3 million.

AOWC/Sales.    Since 2007, a second MIP financial metric, namely the achievement of budget for average operating working capital (AOWC) as compared to sales (AOWC/Sales), has been used as a reflection of our commitment to improving cash flow. Since 2011, AOWC/Sales accounts for 25% of the MIP financial component. The following is a summary of historical results:

Historical AOWC/Sales to Budget[1]

	Consolidated Results	Business Unit Results
Average	101%	92%
Highest Level	111%	117%
Lowest Level	88%	54%

1 For the 6-year period ending 2012.

Like EBITB, we believe that there is an equal probability of achieving AOWC/Sales in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2012, the consolidated AOWC/Sales budget was set at 26.5% and actual performance, excluding businesses acquired during the year, was 23.7%.

2012 Annual Bonus (MIP) and Total Cash Compensation

The 2012 MIP annual bonus targets for the named executive officers were established according to the principles discussed above. For 2012, target bonuses increased for the named executive officers by 9.4%. The 2012 MIP targets for the named executive officers placed their total cash compensation (base and bonus targets), on average, below the broad-based survey group 65th percentile.

For 2012, actual MIP payments (as reported in the Summary Compensation Table) were above the amounts paid in 2011 for four of the six named executive officers and above 2012 target amounts for all of the named executive officers. On average, 2012 MIP payments for the named executive officers were 2% higher than the 2011 MIP payments and 24% above their 2012 target amounts. These bonus payments resulted in total cash compensation (base and actual MIP (bonus)) for the group that was, on average, above the 65th percentile of the survey group.

In approving the 2012 MIP payments, the Committee assessed our EBIT growth for the most recent trailing twelve-month period and the four prior periods (EBIT growth being the closest publicly-available financial comparison for our EBITB to budget metric). The Committee also evaluated our ROIC for the first three quarters of 2012 and the four prior fiscal years (ROIC being the closest publicly-available financial comparison for our AOWC/Sales metric), all as reported above. The Committee noted that our financial performance compared to our peer group and companies in the S&P Midcap 400 Index was substantially above those groups (above the 75th percentile) in the most recent period, which warranted the improvement in 2012 MIP payouts relative to 2011.

2013 Annual Bonus (MIP) and Total Cash Compensation

MIP targets for the named executive officers for 2013, established at the end of 2012, are set forth in the Grants of Plan-Based Awards Table below. The 2013 bonus targets reflect an increase from the 2012 target amounts (on average, 6%, with the exception of Mr. Mapes who assumed the Chief Executive Officer role at the end of 2012 and had a bonus target increase of 100%, which still puts him below the 65th percentile for total cash compensation). The Committee established these bonus targets, in consultation with Hay Group, based on our compensation philosophies, as well as competitive data. The 2013 MIP targets place total compensation (base and target bonus) for the group, on average, below the survey group 65th percentile.

Long-Term Incentives

We believe that long-term incentive
opportunities should be provided to
focus rewards on factors that deliver
long-term sustainability for us and
should be established at the median (or
50th percentile) of the market. We have
targeted the median of the market, in
keeping with our pay-for-performance
philosophy, because we believe that
superior long-term financial growth itself
should be the main driver of above-
market long-term incentive
compensation. We also believe that
different financial metrics help drive
long-term performance. Therefore, we
have established a structure for long-
term incentives that combines several

different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

Our long-term incentive program is made up of three components: (1) stock options, (2) restricted stock units (before 2011, restricted stock) and (3) a cash long-term incentive program. The value of each is weighted equally. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made on a selective basis to those individuals who have been designated as officers. The stock option and restricted stock unit awards for 2012 (made in the fourth quarter of 2011) and stock option and restricted stock unit awards for 2013 (made in the fourth quarter of 2012) were made under our 2006 Equity and Performance Incentive Plan. For 2012 and 2013 awards, 17 individuals were eligible to receive all three components, including, for both years, all of the named executive officers.

Equity Incentives

Stock Options.    Recognizing that equity awards are a valuable compensation tool, we extend stock options to senior managers and also make available certain one-time stock option grants to significant contributors, regardless of their position within Lincoln. The Committee has also set aside a pool of stock options that may be awarded each quarter, at regularly-scheduled meetings, to non-executive employees who demonstrate break-through performance. Approximately 61.3% of the stock options covered by the awards made during 2012 were made to employees other than our named executive officers, with a total of 351 employees (in addition to our named executive officers) receiving options. Recipients of stock options for 2013 (made in late 2012) were mostly U.S. and Canadian-payrolled employees. Previously, under our program, stock options were awarded to employees worldwide regardless of location. During 2011, the Committee determined that restricted stock units (RSUs) would replace stock option awards for most non-U.S-payrolled employees in order to provide Lincoln with the ability to deduct the compensation for tax purposes (as stock option compensation outside of the U.S. is generally not deductible). Stock options for senior managers (including the named executive officers) vest ratably over a three-year period. Stock options for significant contributors vest after two years of service.

Restricted Stock Units.    All MIP participants (including the named executive officers) now receive an annual restricted stock unit (RSU) award. RSUs have been awarded to our officers as opposed to restricted stock for the past two years (in addition to most non-U.S.-payrolled employees as described above). As is the case with respect to stock options, the Committee may award RSUs each quarter, at regularly-scheduled meetings, to non-executive employees who demonstrate break-through performance. 167 employees (in addition to our named executive officers) received RSU grants for 2012 and 157 employees (in addition to our named executive officers) received RSU grants for 2013. The restricted stock and RSU awards for MIP participants (including the named executive officers vest after five years of service. However, vesting may be accelerated (to three years) if the company meets or exceeds the financial targets under the Cash LTIP for the applicable period (if the payout percentage relative to each financial metric is 100% or higher). The restricted stock and RSU awards for non-MIP participants vest after either three or five years of service, but are not eligible for accelerated vesting under the Cash LTIP. The vesting schedule for restricted stock and RSU awards, as well as other components of the program, is explained in more detail below in the footnotes to the Grants of Plan-Based Awards table.

Valuation of Equity Awards.    Stock option and restricted stock/RSU awards are based on assumed values. These assumed values consider a historical average of the stock price and are calculated approximately one week before the actual award. This allows us to recommend specific share awards at the time of grant, which is required under the terms of our 2006 Equity and Performance Incentive Plan. These valuations are different from the values shown in the Summary Compensation Table, which are calculated based on a grant date fair value (not a historical average). However, certain procedures exist (such as the timing for calculating theoretical values) which allow for a closer correlation in the assumed values of the equity awards and the accounting values disclosed on the Summary Compensation Table.

Normal Cycle and Out-of-Cycle Equity Awards.    The Committee has sole discretion in awarding stock options and restricted stock/RSU awards and does not delegate its authority to management, nor does management select or influence the award dates. The date used for awards is the date of a regularly-scheduled Committee meeting which is fixed well in advance and generally occurs at the same time each year.

Occasionally, the Committee may approve limited, out-of-cycle special awards for specific business purposes or in connection with employee promotions or the hiring of new employees. In addition, the Committee has set aside a pool of equity awards to make quarterly grants to non-executive employees who demonstrate break-through performance. During 2012, the Committee increased this pool for 2013 awards. During 2012, Mr. Mapes received an award of 33,161 RSUs as a special retirement replacement and executive retention award in connection with his appointment as President and Chief Executive Officer. There are no other currently outstanding special one-time grants of equity compensation for the named executive officers other than a special award of 60,000 stock options granted to Mr. Stropki in 2004 upon his appointment as Chief Executive Officer, special grants made to Messrs. LeBlanc and Blankenship during 2009 in connection with their promotions, an award of approximately $200,000 worth of restricted stock to Mr. Stropki in 2010 as consideration for his agreement to modify his 2007-2009 restricted stock agreements, an award of 66,604 RSUs and 38,153 stock options made to Mr. Mapes in connection with his employment commencement and appointment as Chief Operating Officer during 2011, and the award of 33,161 RSUs as a special retirement replacement and executive retention award in connection with his appointment as President and Chief Executive Officer as detailed above.

Cash Incentives

A cash long-term incentive plan, or Cash LTIP, has been in place for officers since 1997. The plan is designed to offer reward opportunities leveraged to the long-term performance of Lincoln and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts for the plan are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different cycles will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

Performance Measures.    Since its inception, the Cash LTIP has used a performance measure of growth in adjusted net income over the three-year cycle. Beginning in 2009, the Committee added a second metric of ROIC and gave these two financial metrics a 50/50 weighting. The adjusted net income metric is an absolute metric. For the 2010 to 2012 performance cycle, the growth in adjusted net income over the three-year cycle is based on growth above $71,410,000 (which was the adjusted net income for 2009 when the 2010 to 2012 performance cycle was set). As the table on the next page demonstrates, to pay 100% of target, adjusted net income growth over the three-year cycle must be at or above 30% of $71,410,000.

From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of the performance measured against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposals of certain assets and other special items. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years adjusted net income until that adjustment is fully offset against the intended savings (generally this amortization occurs over a three-year period). The ROIC metric for the 2010 to 2012 performance cycle is a relative value that is derived based on our performance as compared to our proxy peer group (as opposed to an absolute value).

Performance Thresholds.    In setting the performance thresholds for a new three-year period, the factors that the Committee may consider include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate). For the 2010 to 2012 cycle, because the performance thresholds were exceeded, payouts were made at 168% of target for 17 eligible officers (including the named executive officers). Payments under the plan have only been made in eight out of the thirteen completed three-year cycles. The following is a summary of all prior thirteen full cycles and the most recently completed cycle (2010 to 2012):

	2010 Cash LTIP (2010 to 2012 Cycle)
	% of Target Paid after 3-Year Cycle	Growth in Net Income over 3-Year Cycle	3-Year Average ROIC
	0%	Less than 10%	Less than 40th
Threshold	25%	10%	40th Percentile
	50%	20%	50th Percentile
Target	100%	30%	60th Percentile
	150%	50%	75th Percentile
Maximum	200%	70%	90th Percentile

Payment History	Actual 2010 - 2012 Cash LTIP Payment Made = 168.0%[1]

*    The 2010-2012 adjusted net income growth base amount was $71,410,000.

	Summary for All Prior 3-Year Cycles				Ranges for All Prior 3-Year Cycles
	Average Growth in Net Income over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	ROIC over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	Range of Growth in Net Income Thresholds for the Prior Cycles			ROIC Thresholds for the Prior Cycles[2]
	Less than 8%	0%	Less than 40th	0%	Less than 0%	to	Less than 15%	Less than 40th
Threshold	8%	38%	40th Percentile	25%	0%	to	15%	40th Percentile
	13%	64%	50th Percentile	50%	3%	to	21%	50th Percentile
Target	20%	100%	60th Percentile	100%	6%	to	30%	60th Percentile
	25%	126%	75th Percentile	150%	9%	to	50%	75th Percentile
Maximum	36%	159%	90th Percentile	200%	15%	to	70%	90th Percentile

Payment History	Average % of Net Income Target Earned in all Prior Cycles = 88.4%		Average % of ROIC Target Earned in all Prior Cycles[2] = 111.8%		Range of Prior Cash LTIP Net Income Component = 0% to 200% of Target			Range of Prior Cash LTIP ROIC Component = 87.6% to 136.0% of Target

[1]	Calculated using the 50-50 Net Income to ROIC weighting.
[2]	As the ROIC component was first used in the 2009 Cash LTIP cycle, there have only been two prior cycles of data for analysis.

Comparing the historical performance thresholds to past net income performance, we believe that there is a 50% to 55% probability of achieving the adjusted net income growth thresholds for a 100% payout when initially determining the target growth for any cycle.

Beginning with the 2009 to 2011 plan cycle, ROIC is used but is measured based on our performance compared to our peer group. In other words, this metric is based on a relative value (to the peer group), instead of an absolute target (as is the case with the growth in adjusted net income).

Timing for Setting Performance Measure and Performance Thresholds.    Although Cash LTIP target amounts are set at the end of the prior year, the performance measure and the performance thresholds are generally set at the beginning of the first fiscal year. This timing allows the Committee to see our final financial results for the prior year and allows for more current macro-economic projections to be used.

2012 Long-Term Incentives

In evaluating 2012 long-term incentive compensation (at the end of 2011), the Committee reviewed 2010 and 2011 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Therefore, each named executive officer received an increase in the value of their 2012 stock option, RSU and Cash LTIP target awards (amounts for each are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table). All of these awards are subject to our Recovery of Funds Policy, which is discussed below. The total value of the three awards placed the named executive officers’ long-term incentive compensation, on average, below the peer group and S&P Midcap 400 50th percentile. Named executive officers received, on average, a 13% increase in the assumed value of their 2012 long-term incentive awards over 2011 levels.

Legacy Restricted Stock.    Prior to 2011, our officers (including the named executive officers who were officers at the time) received annual awards of restricted stock. Accordingly, each of the named executive officers holds a certain amount of Lincoln restricted stock, with Mr. Mapes holding restricted stock in connection with prior awards as a non-employee director. As detailed above, during 2011, we replaced the use of restricted stock awards with restricted stock units (RSUs). The 2008 restricted stock awards, granted at the end of 2007, vested during 2012 in accordance with the normal five-year vesting schedule. The 2010 restricted stock awards, granted at the end of 2009, vested in March 2013 since both financial performance targets for the 2010 to 2012 Cash LTIP were met.

Restricted Stock Units (RSUs).    Since 2011, we award RSUs to officers as opposed to restricted stock. The RSU awards are generally subject to the same terms and vesting requirements as our restricted stock awards. The value of the 2012 RSU awards to our named executive officers was calculated using the same methodology as previously used for our restricted stock awards. During 2012, a portion of the RSU award granted to Mr. Mapes during 2011 vested in accordance with its terms.

Cash LTIP.    Payouts were made for the 2010 to 2012 Cash LTIP. The current plan cycle contains two metrics, each with 50% weighting. Lincoln’s adjusted net income growth over the three-year period was 261.1%, which generated a 100% payout for this metric (after applying a 50% weighting). Lincoln’s three-year average return on invested capital (ROIC) as compared to its peer group was at the 71st percentile, which generated a 68% payout for this metric (after applying a 50% weighting). With both metrics combined, the payout for the 2010 to 2012 Cash LTIP was at 168% of the target amounts.

2013 Long-Term Incentives (Stock Options, RSUs and Cash LTIP)

In setting 2013 compensation, at the end of 2012, the Committee reviewed 2011 and 2012 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Therefore, each named executive officer (except for Mr. Stropki) received an increase in the value of their 2013 stock option, RSU and Cash LTIP target awards (amounts for each are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table). Named executive officers received, on average, a 5% increase in the assumed value of their 2013 long-term incentive awards over 2012 levels, with the exception of Mr. Mapes who transitioned to the Chief Executive Officer role during 2012 and received a 116% increase (which still places him below the 50th percentile). Mr. Stropki did not receive an increase for his Executive Chairman role for 2013. Notwithstanding the financial improvement experienced in most of Lincoln’s business units for 2012, the increases were fairly modest (with the exception of Mr. Mapes as noted above) based on the Committee’s understanding of trends in long-term incentive compensation.

Other Arrangements, Policies or Practices

Overview of Benefits

We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, the premiums for Lincoln-provided medical coverage are 100% paid by employees, including the named executive officers, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by Lincoln is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The named executive officers participate in this same cost-sharing approach.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee) with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service with us which, we believe, is not addressed in our other compensation and benefit programs. The value our retirement benefits are intended to deliver a retirement benefits package that is, when viewed in isolation, above the market median. Because some of our other benefits might be viewed as less than competitive and because our retirement benefits are above the competitive market, we believe that our overall benefit structure is at the 50th percentile of the market.

We also provide accidental death and dismemberment benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by Lincoln, a participant’s beneficiary would receive a payment of five times annual total cash compensation up to a maximum of $3,000,000 for executive officers and $2,000,000 for other officers upon an officer’s accidental death. The policy also provides dismemberment benefits of up to 100% of the death benefit in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Retirement Programs

Retirement benefits are provided to our named executive officers through the following programs:

•

The Lincoln Electric Company Retirement Annuity Program, or RAP, has been in effect since 1936 and applies to all eligible domestic welding business employees hired before 2006. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for FSP Plus benefits described below. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table below. Effective July 1, 2012, the RAP was amended to add a lump-sum distribution option where participants can elect to receive a lump-sum distribution paid out either in full upon retirement or paid out over five years. Mr. Mapes is not a participant in our RAP but became a participant in the FSP Plus benefits as of September 1, 2012 upon meeting the eligibility requirements.

•

The Supplemental Executive Retirement Plan, or SERP, has been in effect since 1994 but has been closed to new participants since 2005. The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments under tax-qualified retirement plans, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective. Participation in the SERP is limited to individuals approved by the Committee. As of December 31, 2012, there were 9 active participants in the SERP. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the increase of Mr. Stropki’s annual SERP benefit limit (in 2004) and the award of additional prior service to Mr. Stueber (in 1995), as described below, there have been no modifications to the terms of the SERP for to the named executive officers.

•

A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, was established in 1994 and applies to all eligible domestic welding business employees. For 2012, all of the named executive officers deferred amounts under the 401(k) plan. Historically, we have matched participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed.

We also provide additional 401(k) plan contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

In exchange for the FSP or FSP Plus benefits, participants elected to forfeit certain future benefits under the RAP.

•

A supplemental deferred compensation plan, or Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. There are no company contributions or match. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2012, there were 13 active employee participants in the Top Hat Plan.

More information on these programs can be found below in the Retirement and Other Post-Employment Benefits section.

Perquisites

We offer limited perquisites. Occasionally, we will provide perquisites to officers or MIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for MIP participants who are age 45 or older and for certain participants below that age on an ad hoc basis. We also make available financial planning services to certain officers. However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs. To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers.

Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive.

Change in Control Arrangements

We entered into change in control agreements in 1998 with certain officers, including Messrs. Stropki and Stueber, designed generally to assure continued management in the event of a change in control of Lincoln. In July 2009, we entered into new change in control agreements with our officers, including the named executive officers. We entered into a comparable agreement with Mr. Mapes upon his appointment as Chief Operating Officer in 2011 and his agreement will be replaced with a new agreement in connection with his appointment to the Chief Executive Officer role.

The change in control arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates employment due to certain adverse employment changes). The agreements provide our named executive officers with the potential for continued employment following a change in control, which help retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln and also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of our change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, we do not maintain written employment or other severance agreements.

Recovery of Funds Policy

We have adopted a Recovery of Funds Policy (clawback policy) consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank). Our policy is more extensive than what Dodd-Frank requires and is applicable to all of our officers (currently, 17 individuals), including our named executive officers. The policy will apply in the event that there is an accounting restatement involving our financial statements due to material noncompliance with the financial reporting requirements under the U.S. federal securities laws. The policy applies to both current and former officers and covers incentive compensation received by the officers in the 3-year period prior to the restatement. Awards of incentive compensation would include MIP payments, stock option awards, restricted stock awards, RSU awards and Cash LTIP awards beginning in 2011, unless Dodd-Frank regulations provide otherwise. Under the policy, in the event of an accounting restatement of our financial statements, the Committee would review all incentive compensation received during the 3-year covered period and would seek recovery of the amount of incentive compensation paid in excess of what would have been paid if the accounts had been properly stated. We believe that this policy is in the best interests of Lincoln and its shareholders.

Anti-Hedging/Pledging Policy

Consistent with our philosophy to encourage long-term investment in our common stock, our directors and executive officers are prohibited from engaging in any speculative or hedging transactions involving our common stock, including buying or selling puts or calls, short sales or margin purchases. In addition, during 2012, we amended our insider trading policy to prohibit future pledging of Lincoln securities by our executive officers and directors. Other than a pledge that has been in place for one director, there are no pledges of Lincoln common stock in place for any of our directors or executive officers.

Share Ownership

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we initially adopted stock ownership guidelines for officers in 2006 and increased the guidelines effective January 1, 2012. The revised guidelines were proposed based on a review of our peer group and corporate governance best practices. Under the current guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
Chief Executive Officer[1]	5 times base salary
Management Committee Members[2]	3 times base salary
Other Officers	2 times base salary
[1]	Includes Messrs. Stropki (as Chief Executive Officer through December 31, 2012 and Executive Chairman effective December 31, 2012) and Mapes (as Chief Executive Officer effective December 31, 2012)

[2]	Includes Messrs. Petrella, Stueber, LeBlanc and Blankenship, as well as three other officers

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above (valued at the then current stock price), or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2012 divided by the closing price of a common share on December 31, 2011 ($39.12). Restricted stock and restricted stock unit awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2012, most of our officers met the stock ownership requirements even with the updated guidelines.

In connection with his appointment as Chief Executive Officer, Mr. Mapes was transitioned to the enhanced stock ownership guideline (5 times base salary) for the Chief Executive Officer category. As of December 31, 2012, Mr. Mapes satisfied the new guideline.

The Committee intends to review the guidelines after two-and-a-half years (half-way through the five-year cycle) to ensure that they remain at appropriate levels.

Deductibility of Compensation

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.

Our 2007 Management Incentive Compensation Plan, as amended (2007 MICP), contains performance measures that were last approved by our shareholders in 2012 and provides us with flexibility to grant performance-based awards under the plan that are fully deductible under Section 162(m).

In addition, our current equity compensation plan for employees, the 2006 Equity and Performance Incentive Plan, as amended (EPI Plan), contains performance measures that were last approved by our shareholders in 2011, which provides us with flexibility to grant performance-based equity awards under the plan that are fully deductible under Section 162(m).

All of the compensation paid to the named executive officers during 2012 was tax deductible by Lincoln for federal income tax purposes, except for a portion of the compensation paid to Mr. LeBlanc.

2012 SUMMARY COMPENSATION TABLE

The narrative, table and footnotes below describe the total compensation paid to all persons serving as Chief Executive Officer (both Messrs. Stropki and Mapes served as Chief Executive Officer during 2012) or Chief Financial Officer during 2012, as well as the three next highest paid executive officers during 2012 – the “named executive officers.” The components of compensation reported in this table are described below. For information on the role of each component within the total compensation package, see the summary below and refer to the descriptions under the Compensation Discussion and Analysis section above.

Summary of 2012 Compensation Elements

The base and annual bonus target amounts shown below were set for 2012 at the end of 2011. The actual bonus paid was based on 2012 financial and personal performance and was determined in February 2013 (after full year financial results were available). Stock options and restricted stock unit awards reported below were made in the fourth quarter of 2012 and are evaluated as 2013 awards, since they relate to performance in 2013 and beyond. Any Cash LTIP payments reported below would have been set at the end of 2009, would have related to 2010 to 2012 financial performance and would have been approved in March 2013 (after full year financial results were available). Please note that no Cash LTIP payments were made for 2010. Given the different timing for setting and measuring our compensation components, the competitive market data, compensation trends, business needs, individual performance, individual role and Lincoln financial performance to peers evaluated by the Committee to set the long-term incentive amounts reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table will be different from those same components used to evaluate and set the base and bonus amounts reported in the Summary Compensation Table.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]		Change in Pension and Nonqualified Deferred Compensation Earnings ($)[6]		All Other Compensation ($)[7]	Total ($)
John M. Stropki	2012	$860,000	[1]	$915,560	$944,259	$2,707,760	[1]	$536,588	[6]	$39,188	$6,003,355
Executive Chairman and Former Chief Executive Officer[8]	2011	828,000		877,730	935,023	2,514,766		965,281		27,738	6,148,538
	2010	783,333		956,889	814,220	1,493,968		890,627		28,171	4,967,208
Christopher L. Mapes[9]	2012	510,000		2,346,821	755,407	894,801		-		43,590	4,550,619
President and Chief Executive Officer	2011	170,000		2,526,855	758,805	253,311		-		3,038	3,712,009
Vincent K. Petrella	2012	409,000	[5]	256,319	264,424	815,120	[5]	435,306	[6]	34,151	2,214,320
Senior Vice President, Chief Financial Officer and Treasurer	2011	395,000		219,344	233,695	783,061		551,566		33,320	2,215,986
	2010	367,188		196,658	213,920	496,211		274,055		30,787	1,578,819
Frederick G. Stueber	2012	384,000		173,913	179,465	643,760		613,623		21,164	2,015,925
Senior Vice President, General Counsel and Secretary	2011	375,000		164,952	175,787	627,305		1,236,865		23,068	2,602,977
	2010	357,396		155,949	169,254	413,509		756,586		20,588	1,873,282
David M. LeBlanc	2012	368,000		183,016	188,852	649,556		452,250		804,335	2,646,009
Senior Vice President; President, Lincoln Electric International	2011	340,000		175,617	186,956	589,357		364,907		520,984	2,177,821
	2010	308,438		142,170	154,431	384,899		100,444		406,596	1,496,978
George D. Blankenship	2012	350,000		183,016	188,852	612,640		631,982		33,183	1,999,673
Senior Vice President; President, Lincoln Electric North America	2011	325,000		157,842	168,260	575,822		666,795		32,683	1,926,402
	2010	293,750		126,513	137,606	326,597		263,445		30,808	1,178,719

*	Salary amounts for 2010 reflect base pay reductions in effect at the time.

[1]

Mr. Stropki deferred $360,000 of his 2012 base salary and $634,880 of his 2012 MIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[2]

On December 13, 2012, the named executive officers were granted their annual awards of restricted stock units. In addition, on December 31, 2012, Mr. Mapes received a restricted stock unit award as a special retirement replacement and executive retention award in connection with his appointment as Chief Executive Officer. Awards listed for 2010 represent restricted stock awards. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these awards.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the restricted stock and restricted stock unit awards. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 22, 2013. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[3]

On December 13, 2012, the named executive officers were granted their annual awards of stock options. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the stock option grants. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 22, 2013. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[4]

The amounts shown for 2012 represent payments under our MIP as follows: Mr. Stropki ($1,587,200), Mr. Mapes ($682,000), Mr. Petrella ($506,000), Mr. Stueber ($396,800), Mr. LeBlanc ($424,436) and Mr. Blankenship ($411,040). The amounts shown also include payments under our Cash LTIP as follows: Mr. Stropki ($1,120,560), Mr. Mapes ($212,801), Mr. Petrella ($309,120), Mr. Stueber ($246,960), Mr. LeBlanc ($225,120) and Mr. Blankenship ($201,600). For a description of our MIP and Cash LTIP, see the Compensation Discussion and Analysis section above.

[5]

Mr. Petrella deferred $100,000 of his 2012 base salary and $100,000 of his 2012 MIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[6]

The amounts shown for 2012 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, as compared to 2011, and the difference in earnings under the Moody’s Corporate Bond Index fund in our Top Hat Plan for 2012 and a hypothetical rate. Mr. Mapes does not participate in our RAP or SERP.

2012 Increase in Pension Value
Name	RAP	SERP	Difference in 2012 Earnings Credited in the Top Hat	Moody’s Corporate Bond Index Earnings	Hypothetical Market Rate*
John M. Stropki	$285,393	$169,000	$82,195	$269,613	$187,418
Christopher L. Mapes	N/A	N/A	-	-	-
Vincent K. Petrella	159,704	274,546	1,056	4,265	3,209
Frederick G. Stueber	187,257	426,366	-	-	-
David M. LeBlanc	144,961	307,289	-	-	-
George D. Blankenship	120,143	511,839	-	-	-

*	This rate is specified by the SEC rules for proxy disclosure purposes and is based on 120% of the applicable federal long-term rate, compounded monthly for 2012.

[7]	The amounts shown for 2012 are comprised of the following:

2012 All Other Compensation
			Perquisites*				Standard Expatriate Benefits
Name	Company 401(k) & FSP Contributions	Life and AD&D Premiums	Financial Planning	Physical Examination	Club Dues	Standard Expatriate Benefits	Cost of Living Adjustment	Hardship Premium	Housing Rent and Utilities[2]	Dependent Schooling	Tax Payments[3]
John M. Stropki	$5,145	$3,038	$8,523	$2,850	$19,632
Christopher L. Mapes	15,145	3,038	12,311		13,096
Vincent K. Petrella	10,145	3,038	7,982	2,800	10,187
Frederick G. Stueber	10,145	3,038	7,982
David M. LeBlanc[1]	10,145	3,038	7,920			Automobile Lease & Home Leave Airfare	$45,058	$55,200	$50,114	$62,010	$535,367
George D. Blankenship	30,145	3,038

[1]

The expatriate benefits shown relate to Mr. LeBlanc’s current international assignment and are provided to all U.S. employees who take an international assignment. Amounts are converted to U.S. dollars on a monthly basis based on a month-end conversion price, in local currency, as reported by Bloomberg. The conversion price for RMB was between ¥ 0.156752 to ¥ 0.160560 to $1.00 during 2012.

[2]	The amount shown is net of the hypothetical cost of U.S. housing deducted from Mr. LeBlanc’s compensation.

[3]	The amount shown includes the cost of foreign and U.S. taxes, tax services and a U.S. FICA/Medicare gross up (of $18,819) less the hypothetical cost of U.S. taxes (paid by Mr. LeBlanc).

*	The methodology for computing the aggregate incremental cost for the perquisites is the amount that is imputed to the individual as taxable income.

[8]	Mr. Stropki served as Chief Executive Officer until December 31, 2012, at which time he was succeeded by Mr. Mapes.

[9]

The amounts shown for Mr. Mapes for 2011 reflect base salary earned from September 1, 2011, the date of his appointment as Chief Operating Officer, as well as restricted stock unit and stock option awards granted on the date of his appointment and on November 2, 2011. The amount reflected for Mr. Mapes for 2011 in the “Non-Equity Incentive Plan Compensation” column represents pro-rated payment amounts for 2011 under the MIP and Cash LTIP. Mr. Mapes is not a participant in the RAP or the SERP. The amounts shown for Mr. Mapes for 2012 reflect a special retirement replacement and executive retention award of 33,161 restricted stock units granted on December 31, 2012 in connection with his appointment as Chief Executive Officer, as well as regular restricted stock unit and stock option awards granted on December 13, 2012.

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table.

Additional Employment Terms for Messrs. Stropki and Mapes

John M. Stropki

Effective December 31, 2012, Mr. Stropki was appointed as our Executive Chairman. Mr. Stropki was formerly our Chairman, President and Chief Executive Officer from June 2004 until his appointment as Executive Chairman.

During 2004, Mr. Stropki and Lincoln entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki will continue to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000. For a general discussion of the SERP, see the Compensation Discussion and Analysis above and the Pension Benefits Table below.

In September 2010, in consideration of executive retention concerns and for tax efficiency for Lincoln, Mr. Stropki agreed to modify his restricted stock agreements for the years 2007, 2008 and 2009 to increase the age of retirement for accelerated vesting of the awards, which vest in full on retirement, from age 60 to age 62. In exchange for Mr. Stropki’s agreement of these modifications, we awarded Mr. Stropki 7,272 shares of restricted stock, valued at approximately $200,000. The award vests after five years. The awards provide for accelerated vesting upon a change in control in the event that Mr. Stropki is terminated or in the event any successor to Lincoln does not honor the terms of the award, or in the event of death, disability or retirement at age 62 or later.

During 2012, Mr. Stropki agreed to further modify his restricted stock agreements for the years 2008 and 2009 and to modify his restricted stock agreement from September 2010 to increase the age of retirement for accelerated vesting of the awards, which vest in full on retirement, from age 62 to April 25, 2013. Restricted stock that vested during 2012 (the November 28, 2007 award) and awards that provide for pro-rata vesting of the award upon retirement (as opposed to full vesting) (the December 1, 2010, November 2, 2011 and December 13, 2012 awards) were not modified. Mr. Stropki received no additional compensation in exchange for his agreement to modify these awards.

For 2012, Mr. Stropki’s salary and bonus accounted for 47% of his total compensation, based on the value of his 2012 base salary, 2012 actual MIP (or bonus) paid in March 2013 and one-third of his actual Cash LTIP payment for the 2010 to 2012 performance cycle.

Christopher L. Mapes

Mr. Mapes joined the company as an employee and was appointed Chief Operating Officer effective September 1, 2011. In connection with his appointment, Mr. Mapes received an award of 66,604 restricted stock units (RSUs) and 38,153 stock options, as well as a pro-rated target award for the 2011 annual bonus (MIP) and pro-rated target awards for the 2009-2011, 2010-2012 and 2011-2013 Cash LTIP cycles (which represent all open cycles under the Cash LTIP at the time of his appointment). A portion of the restricted stock units awarded to Mr. Mapes during 2011 (52,498 RSUs) represent a special executive retention and retirement replacement award valued at $1,650,000. As previously noted, Mr. Mapes will not be a participant in either our RAP or SERP.

Furthermore, on December 31, 2012, Mr. Mapes was appointed President and Chief Executive Officer. In connection with his appointment, Mr. Mapes received a special retirement replacement and executive retention award of 33,161 RSUs valued at $1,608,000.

The value of Mr. Mapes’ awards discussed above was intended to provide comparable, competitive retention and retirement benefits for a senior level executive of a manufacturing company but were delivered in a form (namely RSUs) that require strong financial performance (share price appreciation) to deliver the intended value. This differs from the RAP and SERP which require only continuous service. The special retirement replacement and executive retention awards for both 2011 and 2012 vest at a rate of 20% in each of the next five years. They are not eligible for accelerated vesting upon achievement of company performance objectives. Once vested, Mr. Mapes has elected to defer these restricted stock units under out Top Hat Plan until his retirement from the company.

The remainder of the RSU awards and the stock options provided to Mr. Mapes are subject to our ordinary terms as described in the 2012 Grants of Plan-Based Awards Table below. Mr. Mapes also entered into a standard change in control agreement in connection with his 2011 appointment as Chief Operating Officer and will transition to a new agreement related to his appointment as Chief Executive Officer. The terms of our change in control agreements are described below under the Termination and Change in Control Arrangements section.

For 2012, Mr. Mapes’ salary and bonus accounted for 28% of his total compensation, based on the value of his 2012 base salary, 2012 actual MIP (or bonus) paid in March 2013 and one-third of his actual Cash LTIP payment for the 2010 to 2012 performance cycle.

Additional Employment Terms for the Other Named Executive Officers

Mr. Stueber entered into an agreement in February 1995 when he was originally hired by the company, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

Mr. LeBlanc is a U.S. employee, working overseas. As such, he receives certain expatriate benefits under our overseas assignment policy. However, the benefits provided to Mr. LeBlanc are on the same terms as those provided to all other U.S. expatriates. In addition, the Committee increased the target award for Mr. LeBlanc under our cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle, which paid out in early 2012.

Like Mr. LeBlanc, the Committee increased the target award for Mr. Blankenship under our cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle, which paid out in early 2012.

For 2012, Mr. Petrella’s salary and bonus accounted for 46% of his total compensation, Mr. Stueber’s salary and bonus accounted for 43% of his total compensation, Mr. LeBlanc’s salary and bonus accounted for 33% of his total compensation and Mr. Blankenship’s salary and bonus accounted for 41% of his total compensation. The above percentages were based, in each case, on the value of the executive’s 2012 base salary, 2012 actual MIP (or bonus) paid in March 2013 and one-third of the executive’s actual Cash LTIP payment for the 2010 to 2012 performance cycle.

2012 GRANTS OF PLAN-BASED AWARDS

The following table provides information relating to plan-based awards granted in 2012 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards; Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Threshold ($)	Target ($)		Maximum ($)
John M.	12/13/12	$0	$1,280,000	[1]	$2,048,000	[1]
Stropki	12/13/12	0	834,000	[2]	1,668,000	[2]
	12/13/12						19,110			915,560
	12/13/12							59,350	47.91	944,259
Christopher L.	12/13/12	0	1,100,000	[1]	1,760,000	[1]
Mapes	12/13/12	0	667,000	[2]	1,334,000	[2]
	12/13/12						15,290			732,544
	12/13/12							47,480	47.91	755,407
	12/31/12						33,161			1,614,277
Vincent K.	12/13/12	0	430,000	[1]	688,000	[1]
Petrella	12/13/12	0	234,000	[2]	468,000	[2]
	12/13/12						5,350			256,319
	12/13/12							16,620	47.91	264,424
Frederick G.	12/13/12	0	330,000	[1]	528,000	[1]
Stueber	12/13/12	0	159,000	[2]	318,000	[2]
	12/13/12						3,630			173,913
	12/13/12							11,280	47.91	179,465
David M.	12/13/12	0	370,000	[1]	592,000	[1]
LeBlanc	12/13/12	0	167,000	[2]	334,000	[2]
	12/13/12						3,820			183,016
	12/13/12							11,870	47.91	188,852
George D.	12/13/12	0	380,000	[1]	608,000	[1]
Blankenship	12/13/12	0	167,000	[2]	334,000	[2]
	12/13/12						3,820			183,016
	12/13/12							11,870	47.91	188,852

[1]

The performance-based amounts shown represent the range of cash payouts for 2013 (set in 2012) under our MIP. Under the MIP, payments are based on the achievement of company financial performance and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the bonus year. Actual payment amounts are determined by the Committee in the first quarter of the year following the bonus year. For additional information regarding the MIP, see the Compensation Discussion and Analysis section above.

[2]

The performance-based amounts shown represent the range of cash payouts for the 2013 to 2015 cycle (set in 2012) under our Cash LTIP plan. Under the plan, payments are based on achievement of company financial goals over a three-year cycle. Target awards are set by the Committee in the fourth quarter of the year preceding the three-year cycle. Actual payment amounts are determined by the Committee in the first quarter of the year following the three-year cycle.

[3]

The amounts shown in this column represent restricted stock unit awards made under our 2006 Equity and Performance Incentive Plan on December 13, 2012, as well as on December 31, 2012 for Mr. Mapes in connection with his appointment as Chief Executive Officer. With respect to the awards made on December 13, 2012 (the annual grant), the restricted stock units vest upon the earlier of (1) the recipient remaining in continuous employment for five years (to December 12, 2017), or (2) a determination by the Committee that the financial targets for our cash long-term incentive plan (discussed above) are met (3 years) (2013-2015 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to Lincoln does not honor the terms of the award or in the event of death or disability. Upon retirement, a pro-rata portion of the award will vest. With respect to Mr. Mapes’ award on December 31, 2012, the RSUs vest ratably over five years (there is no accelerated vesting for achievement of performance objectives) and provide for accelerated vesting upon a change in control in the event Mr. Mapes is terminated or in the event any successor to Lincoln does not honor the terms of the award, or in the event of his death or disability.

Upon vesting, the restricted stock units are paid out solely in Lincoln common stock (there is no cash option). Dividend equivalents are sequestered by us until the shares underlying the restricted stock units are distributed, at which time such dividend equivalents are paid in additional common shares. The dividend rate for dividend equivalents paid on the restricted stock units to the named executive officers is the same as for all other shareholders (in other words, it is not preferential). Recipients of restricted stock units who participate in our MIP bonus program (which includes all of the named executive officers) are eligible to elect to defer all or a portion of their restricted stock units under our Top Hat Plan – see the 2012 Nonqualified Deferred Compensation section below for a description of this plan and the recent plan amendments.

[4]

The amounts shown in this column represent stock option grants made under our 2006 Equity and Performance Incentive Plan on December 13, 2012. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon death or disability or a change in control in the event the employee is terminated or if the plan is not assumed upon the change in control. A pro-rata portion of the award vests upon retirement. Three-year vesting applies to stock option awards given to senior managers and officers. Options awarded to non-management employees vest after two years, with accelerated vesting upon death or disability. All options have 10-year terms.

[5]

The amounts shown represent the full value of the restricted stock unit awards and the stock option grants calculated in accordance with FASB ASC Topic 718 as of the date of the grant. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of restricted stock units will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following provides information relating to exercisable and unexercisable stock options, restricted stock and restricted stock units (RSUs) at December 31, 2012 for our named executive officers.

Outstanding Equity Awards at December 31, 2012

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
John M. Stropki	30-Nov-04	120,000		$17.715	30-Nov-14
	30-Nov-05	99,200		$19.965	30-Nov-15
	29-Nov-06	59,600		$30.255	29-Nov-16
	28-Nov-07	80,180		$34.255	28-Nov-17
	03-Dec-08	82,720		$21.985	03-Dec-18	35,080	$1,707,694
	01-Dec-09	99,140		$26.355	01-Dec-19	27,220	$1,325,070
	21-Sep-10					7,272	$354,001
	01-Dec-10	54,200	27,100	$31.315	01-Dec-20	23,920	$1,164,426
	02-Nov-11	25,673	51,347	$35.550	02-Nov-21	24,690	$1,201,909
	13-Dec-12		59,350	$47.910	13-Dec-22	19,110	$930,275
Christopher L. Mapes	10-Feb-10					1,452	$70,683
	02-Dec-10					2,842	$138,349
	01-Sep-11	12,717	25,436	$33.060	01-Sep-21	56,105	$2,731,191
	02-Nov-11	9,500	19,000	$35.550	02-Nov-21	9,140	$444,935
	13-Dec-12		47,480	$47.910	13-Dec-22	15,290	$744,317
	31-Dec-12					33,161	$1,614,277
Vincent K. Petrella	29-Nov-06	17,300		$30.255	29-Nov-16
	28-Nov-07	24,300		$34.255	28-Nov-17
	03-Dec-08	22,740		$21.985	03-Dec-18	9,640	$469,275
	01-Dec-09	27,280		$26.355	01-Dec-19	7,480	$364,126
	01-Dec-10	14,240	7,120	$31.315	01-Dec-20	6,280	$305,710
	02-Nov-11	6,416	12,834	$35.550	02-Nov-21	6,170	$300,356
	13-Dec-12		16,620	$47.910	13-Dec-22	5,350	$260,438
Frederick G. Stueber	29-Nov-06	16,220		$30.255	29-Nov-16
	28-Nov-07	20,660		$34.255	28-Nov-17
	03-Dec-08	18,200		$21.985	03-Dec-18	7,720	$375,810
	01-Dec-09	21,820		$26.355	01-Dec-19	6,000	$292,080
	01-Dec-10	11,266	5,634	$31.315	01-Dec-20	4,980	$242,426
	02-Nov-11	4,826	9,654	$35.550	02-Nov-21	4,640	$225,875
	13-Dec-12		11,280	$47.910	13-Dec-22	3,630	$176,708
David M. LeBlanc	29-Nov-06	8,860		$30.255	29-Nov-16
	28-Nov-07	12,640		$34.255	28-Nov-17
	03-Dec-08					5,880	$286,238
	31-Jul-09					1,130	$55,008
	01-Dec-09	19,780		$26.355	01-Dec-19	5,440	$264,819
	01-Dec-10	10,280	5,140	$31.315	01-Dec-20	4,540	$221,007
	02-Nov-11	5,133	10,267	$35.550	02-Nov-21	4,940	$240,479
	13-Dec-12		11,870	$47.910	13-Dec-22	3,820	$185,958

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
George D. Blankenship	30-Nov-05	14,800		$19.965	30-Nov-15
	29-Nov-06	8,860		$30.255	29-Nov-16
	28-Nov-07	11,420		$34.255	28-Nov-17
	03-Dec-08	12,400		$21.985	03-Dec-18	5,260	$256,057
	31-Jul-09	2,400		$21.190	31-Jul-19	1,000	$48,680
	01-Dec-09	17,700		$26.355	01-Dec-19	4,860	$236,588
	01-Dec-10	9,160	4,580	$31.315	01-Dec-20	4,040	$196,667
	02-Nov-11	4,620	9,240	$35.550	02-Nov-21	4,440	$216,139
	13-Dec-12		11,870	$47.910	13-Dec-22	3,820	$185,958

[1]	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

[2]

The amounts shown in this column for years prior to 2011 represent restricted stock awards made pursuant to our 2006 Equity and Performance Incentive Plan, except with respect to Mr. Mapes. For Mr. Mapes, the amounts shown in this column for years prior to 2011 represent restricted stock awards made pursuant to our 2006 Stock Plan for Non-Employee Directors, as Mr. Mapes was a non-employee director at that time. The pre-2011 restricted stock awards for Mr. Mapes vest in full three years from the date of the grant as described in the Director Compensation section above.

For 2011 and 2012, amounts shown in this column represent restricted stock unit awards made pursuant to our 2006 Equity and Performance Incentive Plan (EPI Plan). The restricted stock and restricted stock unit awards granted under our 2006 Equity and Performance Incentive Plan vest in full five years from the date of grant, but are subject to accelerated vesting in three years if the targets are met for the applicable Cash LTIP cycle. In addition, amounts shown for Mr. Mapes for 2011 include an executive retention and retirement replacement award of RSUs granted September 1, 2011 in connection with his appointment as Chief Operating Officer. A further additional amount is shown for Mr. Mapes for 2012, which represents an executive retention and retirement replacement award of RSUs granted on December 31, 2012 in connection with his appointment as Chief Executive Officer. Both of these additional RSU awards vest ratably over five years and are not subject to accelerated vesting for achievement of performance objectives.

For more information on our restricted stock and restricted stock unit awards under our EPI Plan, see the discussion provided in the Grants of Plan-Based Award Table.

[3]	Based on the closing price of our common stock on December 31, 2012 of $48.68.

2012 Option Exercises and Stock Vested

The following table provides information for restricted stock that vested and stock options that were exercised by the named executive officers during 2012.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
John M. Stropki	284,000	$9,650,199[1]	16,702[2]	$775,307
Christopher L. Mapes	-	-	10,499[3]	$433,084
Vincent K. Petrella	93,800	$2,745,147[4]	5,057[5]	$234,746
Frederick G. Stueber	30,000	$787,080[6]	4,292[7]	$199,235
David M. LeBlanc	30,900	$746,954[8]	2,634[9]	$122,270
George D. Blankenship	-	-	2,379(0	$110,433

The amounts shown above in the “Stock Awards” columns represent restricted stock awards that vested during 2012 and dividends on restricted stock paid during 2012, as well as RSUs that vested in 2012. On November 28, 2012, the annual restricted stock awards granted during 2007 vested in accordance with the normal five-year vesting schedule. Mr. Mapes was not an executive officer until September 1, 2011 and, accordingly, he did not hold the restricted stock that vested during 2012. On September 1, 2012, RSUs granted to Mr. Mapes during 2011 vested in accordance with their terms and were contributed into the Top Hat Plan.

[1]	Based on actual market price per share (which ranged between $45.00 and $49.862 per share) less the exercise price (which ranged between $11.73 and $17.715 per share).

[2]

Total also includes 982 additional shares attributable to dividends earned on restricted stock that vested during 2012. Mr. Stropki remitted 7,148 shares to the company in satisfaction of his tax withholding obligations.

[3]

Total consists of RSUs that vested during 2012 and were deferred under our Top Hat Plan. For more information on the terms of deferral, see “Retirement and Other Post-employment Benefits—2012 Nonqualified Deferred Compensation.”

[4]	Based on actual market price per share (which ranged between $42.50 and $49.512 per share) less the exercise price (which ranged between $11.95 and $19.965 per share).

[5]

Total also includes 297 additional shares attributable to dividends earned on the restricted stock. Mr. Petrella remitted 2,164 shares to the company in satisfaction of his tax withholding obligations.

[6]	Based on actual market prices per share (which ranged between $41.00 and $49.153 per share) less the exercise price (which ranged between $17.715 and $19.965 per share).

[7]	Total also includes 252 additional shares attributable to dividends earned on the restricted stock. Mr. Stueber remitted 1,837 shares to the company in satisfaction of his tax withholding obligations.

[8]	Based on actual market prices per share (which ranged between $43.79 and $46.415 per share) less the exercise price (which ranged between $19.965 and $21.985 per share).

[9]	Total also includes 154 additional shares attributable to dividends earned on the restricted stock. Mr. LeBlanc remitted 960 shares to the company in satisfaction of his tax withholding obligations.

[10]

Total also includes 139 additional shares attributable to dividends earned on the restricted stock. Mr. Blankenship remitted 780 shares to the company in satisfaction of his tax withholding obligations.

RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

2012 Pension Benefits

Retirement Annuity Program (RAP)

Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits to all participants. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 to provide one-time elections to all employees at those times.

•

The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us. Mr. Stropki, who turned 60 during 2010, is not currently receiving any retirement benefits under the Ramp.

•

The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program.

•

All eligible employees hired after January 1, 2006 participate in the FSP Plus program (and do not participate in any RAP benefits). Accordingly, Mr. Mapes, who joined the company during 2011, does not participate in the RAP.

•

During 2012, the RAP was modified to provide a lump-sum distribution feature effective July 1, 2012. With the new feature, participants can elect to receive an immediate lump-sum distribution or have the lump-sum value paid out over five years. This new lump-sum feature is in addition to the other distribution options (single-life annuity; joint and survivor annuity; year-certain annuity).

Supplemental Executive Retirement Plan (SERP)

Although no new participants have been added to the SERP since 2005, we have a two-tier benefit structure applicable to any new participants. Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

to a maximum of 60%
Management Committee/ Regional Presidents	=	[	(1.333%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Future participants designated as “Other Participants”, if any, are entitled to a retirement benefit as follows:

to a maximum of 50%

Other Participants	=	[	(1.111%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Currently, two participants (who are not named executive officers) are eligible for benefits under the “Management Committee and Regional Presidents” benefit structure, while there are no current participants under the “Other Participants” category.

Benefits under the SERP for current legacy participants (who joined before the two-tier system was adopted), including each named executive officer other than Mr. Mapes, are determined as follows:

to a maximum of 65%

Current Participants	=	[	(1.445%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Mr. Mapes does not participate in the SERP.

For purposes of the SERP:

•

Years of service includes all service with Lincoln (and, for Mr. Stueber, includes service with previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2012, is provided below. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. In 2001, however, we eliminated the practice of granting extra years of credited service under the SERP and we do not intend to grant extra years service credit in the future.

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

•

Benefits payable under the SERP are reduced by applicable offsets that include: the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or FSP contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•

Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2012, all of the named executive officers who participate in the SERP had 100% participation factors. Unless modified (as was the case for Mr. Stropki as noted above), the maximum net benefit payable under the SERP is $300,000 per year.

•	No new participants have been added to the SERP since 2005. Accordingly, Mr. Mapes, who joined the company during 2011, does not participate in the SERP.

•

SERP benefits vest at the plan’s normal retirement age of 60. Other than Mr. Stropki, none of the named executive officers who participate in the SERP is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

The following provides information relating to potential payments and benefits under our RAP and SERP for the named executive officers who participate in those programs. As noted above, Mr. Mapes is not a participant in the RAP or the SERP.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)		Payments During the Last Fiscal Year ($)
John M. Stropki	RAP	40[1]	$1,946,425	[3]	-
	SERP	40[2]	7,328,900	[4]	-
Christopher L. Mapes	RAP	N/A	N/A		N/A
	SERP	N/A	N/A		N/A
Vincent K. Petrella	RAP	17[1]	866,862	[3]	-
	SERP	17[2]	1,003,578	[4]	-
Frederick G. Stueber	RAP	17[1]	1,236,080	[3]	-
	SERP	39[2]	4,520,610	[4]	-
David M. LeBlanc	RAP	18[1]	714,629	[3]	-
	SERP	18[2]	491,172	[4]	-
George D. Blankenship	RAP	27[1]	760,905	[3]	-
	SERP	27[2]	1,299,570	[4]	-

[1]

Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with Lincoln. Accordingly, there is no benefit increase for credited years of service under the plan. All of the named executive officers, other than Mr. Stropki, are currently under normal retirement age.

[2]

Under the SERP, credited years of service versus actual years of service are the same for Messrs. Stropki, Petrella, LeBlanc and Blankenship, all of which are calculated from their dates of hire with Lincoln. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 17) (credited: 39). When he joined Lincoln over 17 years ago, Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer, if any, will serve as an offset against his SERP benefits. There are no prior employer offsets for Mr. Stueber. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $3,389,523.

[3]

This represents the actuarial present value of accrued benefits in the RAP for the named executive officers who participate at December 31, 2012. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 3.72% discount rate, RP-2000 with Blue Collar adjustment mortality assumption (projected 20 years using Scale AA), age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers who participate are currently vested in their RAP benefits because they each have at least five years of service with Lincoln.

Name	When Eligible for a Full, Unreduced Benefit under the RAP	Accrued Annual Benefit Payable under the RAP at Age 60 (as of December 31, 2012)
John M. Stropki	2010	$139,731
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	77,860
Frederick G. Stueber	2013	85,975
David M. LeBlanc	2024	75,194
George D. Blankenship	2022	72,412

Vested participants who are below normal retirement age (60) may receive an earlier reduced benefit after he or she reaches age 55.

[4]

This represents the actuarial present value of accrued benefits in the SERP for the named executive officers who participate at December 31, 2012. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 3.72% discount rate, IRS Notice 2008-85, assumed commencement of SERP benefits at age 60 and no decrements for death or termination prior to age 60.

Name	When Eligible for a Full, Unreduced Benefit under the SERP	Accrued Annual Benefit Payable under the SERP at Age 60 (as of December 31, 2012)
John M. Stropki	2010	$500,000
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	86,003
Frederick G. Stueber	2013	300,000
David M. LeBlanc	2024	49,310
George D. Blankenship	2022	117,999

The SERP benefit for Mr. Stropki is scheduled to be paid in a lump sum after his actual retirement, based on elections required under the U.S. Internal Revenue Code Section 409A.

Benefits may become vested earlier, but this earlier vesting would require approval of the Committee. In addition, benefits paid early would be reduced to account for the early payment.

2012 Nonqualified Deferred Compensation

2005 Deferred Compensation Plan (Top Hat Plan)

Our plan is designed to be a “top-hat” plan that complies with Section 409A of the U.S. Internal Revenue Code. Participation is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($17,000 for 2012).

The plan was amended and restated as of August 1, 2011 to allow participants to defer all or a portion of the common shares underlying restricted stock unit (RSU) awards upon vesting, as well as any gain or income that otherwise would have been recognized upon or after vesting of the restricted stock units. Any RSUs that have been deferred are paid out in common shares (not cash) when distributed from the plan. The plan now also includes a recovery of funds provision consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

A participant may elect to defer a specified dollar amount or percentage of his or her compensation, provided the amount cannot exceed the sum of eighty percent (80%) of base salary, bonus and/or Cash LTIP for deferral period. A participant may elect to defer a specified percentage of RSUs, provided the amount cannot exceed one hundred percent (100%) of his or her RSUs for the deferral period.

Deferrals are credited to participant accounts based on their elections, and accounts are credited with earnings based on the investment elections made by the participant. There are currently 23 investment options, 22 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, which preserves an investment option previously available under our old deferred compensation plan. RSU deferrals are invested solely in a Lincoln Stock fund, with no other plan deferrals eligible for investment into that fund. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

2012 Deferred Compensation Plan Table

The following table provides deferred compensation information for 2012 for the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John M. Stropki	$982,221	-	$269,613[1]	-	$6,823,151[2]
Christopher L. Mapes	-	416,722[3]	104,934	-	521,656
Vincent K. Petrella	200,000	-	13,000[4]	-	315,216[5]
Frederick G. Stueber	-	-	18,282	-	442,254[6]
David M. LeBlanc	-	-	-	-	-
George D. Blankenship	-	-	-	-	-

[1]

Of the amount reported, $82,195 is included as compensation for 2012 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[2]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stropki was a named executive officer for those years.

[3]	Represents restricted stock units (RSUs) that vested in September 2012 and were deferred under the Top Hat Plan.

[4]

Of the amount reported, $1,056 is included as compensation for 2012 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[5]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Petrella was a named executive officer for those years.

[6]	Deferral contributions in prior years have been reported in the Summary Compensation Table in those previous years to the extent Mr. Stueber was a named executive officer for those years.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by Lincoln; a for-cause termination by Lincoln; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2012, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event of a voluntarily termination of employment with Lincoln or a termination of employment initiated by Lincoln (whether for cause or not). We do not have employment agreements or severance agreements, except for our change in control agreements described below. Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

•	Earned but unpaid base pay, up to the date of termination;

•	Earned and unused vacation, up to the date of termination;

•	Vested amounts held in the executive’s account under our 401(k) plan;

•	Amounts held in the executive’s account under our Top Hat Plan (based on the executive’s election);

•	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and

•	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of termination. Annual bonuses, cash long-term incentives, unvested stock options, restricted stock and restricted stock units would be forfeited.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age (age 60), a named executive officer would be entitled to receive the following:

•	A pro-rata portion of the annual bonus (MIP), based on the executive’s period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•

Vesting of any unvested stock options and restricted stock awards for awards made prior to December 1, 2010; for awards made on or after December 1, 2010, the executive would be entitled to pro-rata vesting of any unvested stock options, restricted stock or restricted stock unit awards;

•	Normal vesting of benefits under the SERP, provided the executive is a participant;

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and

•	Financial planning services for the year of retirement and for one calendar year thereafter.

For awards made prior to December 1, 2010, the named executive officer would be entitled to exercise stock options for a period of three years after retirement (after which time the options would expire). For awards made on or after December 1, 2010, the named executive officer would be entitled to exercise vested stock options for the remaining period of the original 10-year term.

Change in Control

During 2009, we entered into new change in control agreements with our named executive officers and we entered into a comparable agreement with Mr. Mapes upon his commencement of employment with the company and appointment as Chief Operating Officer in 2011. Mr. Mapes will enter into a new change in control agreement, which will replace his prior agreement, in connection with his appointment as Chief Executive Officer.

Pursuant to our change in control agreements, in the event of a “change in control” and if the named executive officer’s employment with us is terminated without “cause” (as defined in the severance agreement) or the named executive officer terminates employment with us for “good reason” (as defined in the severance agreement) during the two-year period following the change in control, we will make severance payments and provide certain benefits as follows:

•

For the Executive Chairman and the Chief Executive Officer, a lump-sum payment equal to three (3) times the sum of (i) base pay as described in the severance agreement, and (ii) bonus as described in the severance agreement. For the other named executive officers, the lump-sum payment is equal to two (2) times base pay and bonus as described above.

•	Upon a change in control (single trigger), a pro-rata bonus (MIP) payment equal to the greater of the actual or target amount.

•	Upon a change in control (single trigger), a pro-rata portion of Cash LTIP awards granted prior to the change in control, in amounts equal to the greater of target or actual performance.

•	Continuation of medical insurance (with 100% of the premium paid by the executive) and life insurance for a period of three (3) years following the named executive officer’s termination date.

•	Immediate vesting under the SERP for those who participate. There is no age or service credit under the severance agreements.

•

Outplacement services for a period of two (2) years capped at $100,000 for Mr. Stropki (and Mr. Mapes when he transitions to a new agreement in connection with his appointment as CEO) and $50,000 for the other named executive officers.

•

Under the severance agreements, there is no payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code (in other words, excise tax gross-up). Instead, the named executive officers have their severance payments reduced to the 280G (excess parachute payment) safe harbor limit.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln or one of our subsidiaries without our consent, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these change in control agreements, our outstanding stock option, restricted stock and RSU agreements provide for accelerated vesting upon a change in control and a termination of employment in connection with the change in control (double-trigger). In addition, amounts and/or shares (from vested RSUs) held in executives’ accounts under our Top Hat Plan will be paid out automatically upon a change in control (regardless of whether employment is terminated).

The following events would constitute a change in control:

•	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of Lincoln;

•	a majority of the Board of Directors ceases to be comprised of incumbent directors;

•

certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of Lincoln or the acquisition of the stock or assets of another corporation, or other transactions are consummated; or

•	there is a complete liquidation or dissolution of Lincoln.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his or her beneficiary) would be entitled to receive the following:

•	A pro-rata portion of the annual bonus (MIP), based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each Cash LTIP, based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•	Vesting of any unvested stock options, restricted stock awards and restricted stock unit awards;

•	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the named executive officer participates and if the Committee so provides; and

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his or her surviving dependents).

The named executive officer (or his or her estate) would be entitled to exercise his stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2012. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of named executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan.

The 2012 Management Incentive Plan (MIP) amounts represent the difference between target MIP and actual MIP payments (as disclosed in the Non-Equity Incentive Plan Compensation column of the 2012 Summary Compensation Table) if target MIP exceeds actual MIP. For 2012, target MIP did not exceed actual MIP so no incremental payments would apply in connection with a hypothetical change in control as of the last business day of 2012. Similarly, the Long-Term Incentive Plan (Cash LTIP) amounts represent the difference between target Cash LTIP and actual Cash LTIP if target Cash LTIP exceeds actual Cash LTIP if a change in control occurred on the last business day of 2012. For 2012, the Long-Term Incentive Plan (Cash LTIP) amounts represent the pro-rata portion of the target amounts for the two cycles of the Cash LTIP (2011-2013 cycle and 2012-2014 cycle) that were open as of the last business day of 2012. There is no amount reflected for the 2010-2012 cycle because that cycle paid out above target and, accordingly, there is no incremental payment relative to the 2010-2012 Cash LTIP cycle.

In addition, the table includes all equity that is accelerated as a result of termination but does not include the value of outstanding equity awards that have previously vested, such as restricted stock and stock options, which awards are set forth above in the Outstanding Equity Awards at December 31, 2012. There are no amounts included for the Supplemental Executive Retirement Plan (SERP) because although the executive would become immediately vested in the SERP upon a change in control, the payment itself would get paid out at normal retirement age and would not accelerate and become an incremental benefit upon a change in control. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Elements of Executive Compensation” discussion contained in the Compensation Discussion and Analysis section above.

	John M. Stropki, Jr.	Christopher L. Mapes	Vincent K. Petrella	Frederick G. Stueber	David M. LeBlanc	George D. Blankenship
Involuntary Termination/Termination without Cause before Normal Retirement	N/A	$0	$0	$0	$0	$0

Normal Retirement (Age 60):	$1,632,533	Not Eligible	Not Eligible	Not Eligible	Not Eligible	Not Eligible

Long-Term Incentive Plan (Cash LTIP)	$764,667	$0	$0	$0	$0	$0
Stock Options – Accelerated Vesting	$93,823	$0	$0	$0	$0	$0
Restricted Stock/RSUs – Accelerated Vesting	$774,044	$0	$0	$0	$0	$0

Termination Following Change in Control:	$15,892,660	$5,545,409	$3,352,449	$3,347,208	$3,209,874	$2,969,319

Severance	$7,154,282	$2,120,000	$1,832,662	$1,597,413	$1,524,860	$1,436,597
2012 Management Incentive Plan (MIP)	$0	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$764,667	$293,000	$197,667	$153,667	$148,333	$132,667
Stock Options – Accelerated Vesting	$1,190,337	$683,330	$304,902	$233,229	$233,172	$209,970
Restricted Stock/RSUs– Accelerated Vesting	$6,683,375	$5,743,724	$1,699,906	$1,312,900	$1,253,510	$1,140,086
Outplacement Estimate	$100,000	$50,000	$50,000	$50,000	$50,000	$50,000
280G Cutback	$0	($3,344,644)	($732,688)	$0	$0	$0

Change in Control (No Termination):	$764,667	$293,000	$197,667	$153,667	$148,333	$132,667
2012 Management Incentive Plan (MIP)	$0	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$764,667	$293,000	$197,667	$153,667	$148,333	$132,667

Death or Disability:	$8,638,378	$6,720,053	$2,202,475	$1,699,795	$1,635,015	$1,482,722

Long-Term Incentive Plan (Cash LTIP)	$764,667	$293,000	$197,667	$153,667	$148,333	$132,667
Stock Options – Accelerated Vesting	$1,190,337	$683,330	$304,902	$233,229	$233,172	$209,970
Restricted Stock/RSUs – Accelerated Vesting	$6,683,375	$5,743,724	$1,699,906	$1,312,900	$1,253,510	$1,140,086

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2012 and this proxy statement.

By the Compensation and Executive Development Committee:

Hellene S. Runtagh, Chair
Harold L. Adams
Stephen G. Hanks
Kathryn Jo Lincoln
William E. MacDonald, III

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

At our 2012 Annual Meeting, over 97% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The Compensation and Executive Development Committee believes that the shareholder vote reinforces the philosophy and objectives of our executive compensation program. In 2011, our shareholders expressed overwhelming support for an annual “say-on-pay” vote, which our Board of Directors recommended. Accordingly, the Board is again providing shareholders with the opportunity to cast an advisory vote on the compensation for our named executive officers at the 2013 Annual Meeting in accordance with SEC rules.

Our compensation philosophy is to pay for performance, a philosophy that has been rooted in our history and tradition for over 115 years. Our compensation program consists of elements designed to complement one another and focus on both short-term and long-term performance. The Compensation and Executive Development Committee regularly reviews peer group data and best practices and trends related to executive compensation to ensure that our programs are properly aligned with our business strategy and philosophy, as well as promote shareholder value. The Committee receives advice from independent consultants. In addition to the information provided earlier in the Compensation Discussion and Analysis above, we believe shareholders should consider the following in determining whether to approve this proposal:

Our Culture and Performance

To maintain a performance-driven culture, we:

•	expect our executives to deliver above-market financial results;

•	provide systems that tie executive compensation to superior financial performance;

•	take action when needed to address specific business challenges; and

•	maintain good governance practices in the design and operation of our executive compensation programs.

We have a long track record of delivering increased value to our shareholders and we have historically delivered above-market performance across various financial metrics.

Pay for Performance

We provide systems that tie executive compensation to superior financial performance. Historically, while we have delivered above-market financial performance, our executive compensation has generally been below the competitive market – this means we have delivered financial results superior to the executive compensation we have paid out.

We have a balanced pay mix between short and long-term incentives, with a focus on long-term performance:

•

Base Salaries.    Base salaries for our named executive officers, which are set at the 45th percentile of benchmark data (below market). For 2012, base salaries for our named executive officers were below the 45th percentile, with an average increase of 4%. For 2013, base salaries for our named executive officers increased 6%, on average, to reflect movement to competitive market levels, with the exception of Mr. Mapes who received a significantly larger base salary adjustment in connection with his appointment as Chief Executive Officer.

•

Annual Bonus (MIP) Awards are Aligned with our Performance and Contain a Balanced Mix of Metrics.    The total cash compensation for our named executive officers, which includes base pay and the MIP, is targeted at the 65th percentile of benchmark data (above market) but requires achievement of superior financial results (well above market). The MIP is based on a balance of metrics – both financial and personal – with the financial components based on EBITB and AOWC/Sales and with a mix of corporate and business unit performance. For 2012, MIP targets for the named executive officers increased 9%, on average. For 2013, MIP targets for the named executive officers increased 6%, on average, to reflect movement to competitive market levels, with the exception of Mr. Mapes who received a significantly larger adjustment in connection with his appointment as Chief Executive Officer. There are no guaranteed bonuses.

•

Long-Term Incentives are Aligned with the Interests of our Shareholders.    We believe that incentives should be based on factors that deliver long-term sustainability for Lincoln. Therefore, the named executive officers receive three types of long-term incentives, but we place the greatest emphasis on those that reward share appreciation. The three components are: stock options, RSUs and a three-year Cash LTIP. Total awards are targeted at the 50th percentile of benchmark data (at market).

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of the governance practices include:

•

Officers are Subject to Stock Ownership Guidelines.    Our officers, including the named executive officers, are subject to stock ownership guidelines of five times base salary for the Executive Chairman and the Chief Executive Officer and three times base salary for the other named executive officers. These levels reflect a recent increase in the guidelines, as Lincoln is committed to ensuring equity ownership by management.

•	Reduced Equity Retirement Benefits. Beginning with awards granted in 2010, we eliminated full vesting of equity awards upon retirement (vesting was changed to pro-rata vesting).

•

Committee Receives Regular Updates.    We regularly update the Compensation and Executive Development Committee on current best practices, trends and legislative changes and the Committee conducts annual reviews of market competitiveness and the relationship of our compensation to financial performance.

•	Committee Retains Independent Advisors. The Committee retains independent compensation consultants and legal advisors to provide input and recommendations on our executive compensation program.

•

No Compensation Consultant Conflicts of Interest.    While the Committee received assistance from Hay Group during 2012 with respect to various executive compensation matters, it is not aware of any conflict of interest related to the work performed by Hay Group.

•

We Have a Broad Clawback Policy.    We have a clawback policy that applies to our incentive compensation, beginning with the 2011 awards. Our policy goes beyond the requirements of Dodd-Frank and applies to all of our officers.

•

We Adopted Modified Change in Control Agreements.    We adopted change in control agreements during 2009 that eliminated tax gross-ups, conditioned cash severance on a change in control and termination of employment (double-trigger) and capped payments at three times base and bonus for the Executive Chairman and the Chief Executive Officer (with other named executive officers capped at two times base/bonus)

•

We Eliminated Tax Gross-Ups.    We eliminated tax gross-ups with the modifications to the change in control agreements. We do not provide tax gross-ups to our executive officers, other than tax equalizations benefits available to all employees on international assignment and modest gross-ups upon relocation available to all domestic employees who relocate.

•	No Multi-Year Guarantees on Compensation. We do not provide for multi-year guarantees for base pay or other compensation.

•

No Dividends on Unvested Restricted Stock or Restricted Stock Units (RSUs).    We do not pay dividends to executives on unvested restricted stock or restricted stock units. We sequester dividends until the award vests (when dividends are paid out in additional common shares).

•	We have not added new SERP participants since 2005. We have not added new participants to the SERP in over eight years.

•

We will not Grant Extra Years Service Credit under the SERP.    We do not provide additional years service credit under our SERP (other than with respect to Mr. Stueber who was awarded this service back in 1995).

•

Performance-Based Equity Awards do not Count for SERP (Pension) Calculation.    We do not include performance-based equity awards or other long-term incentive compensation in the pension calculation for our SERP.

•

No Hedging or Pledging.    Officers are not permitted to use Lincoln stock in hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, during 2012 our insider trading policy was modified on a going-forward basis to prohibit pledging of Lincoln stock for officer and directors.

•

Limited Perquisites.    We offer limited perquisites that consist of financial planning services (for which imputed income is charged), an annual physical examination and reimbursement of club dues for three named executive officers (for which imputed income is charged).

As illustrated above, the Committee has and will continue to take action to structure our executive compensation program in a manner that is performance-based, current with best practices and good corporate governance and aimed at sustaining long-term shareholder value. The Board believes that the executive compensation disclosed in the Compensation Discussion and Analysis section, tabular disclosures (including Summary Compensation Table) and other narrative disclosures in this proxy statement aligns with our peer group pay practices and compensation philosophy.

Upon the recommendation of the Board of Directors, and for the reasons stated above, we ask shareholders to consider the following resolution:

RESOLVED, that the compensation awarded to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement, as required by the rules of the Securities and Exchange Commission, is hereby approved.

Your Vote Matters to Us

As an advisory vote, this proposal is not binding on us. However, the Compensation and Executive Development Committee of the Board, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Majority Vote Needed

A favorable vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter is necessary for approval of the proposal. Abstentions will have the same effect as a vote “against” the proposal and broker non-votes will not be counted for determining whether the proposal is approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of shares of common stock of Lincoln as of December 31, 2012 by each of the Directors, Director nominees and each of our executive officers named in the Summary Compensation Table above, as well as all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Stock Beneficially Owned[1]	Percent of Class

Harold L. Adams	27,041[2]	*
Curtis E. Espeland	3,197[3]	*
David H. Gunning	32,491[4]	*
Stephen G. Hanks	26,521[5]	*
Robert J. Knoll	20,521[6]	*
G. Russell Lincoln	415,775[7]	*
Kathryn Jo Lincoln	1,064,631[8]	1.28%
William E. MacDonald, III	16,961[9]	*
Hellene S. Runtagh	29,521[10]	*
George H. Walls, Jr.	37,521[11]	*

Named Executive Officers

John M. Stropki, Jr.	856,048[12]	1.02%
Christopher L. Mapes	28,520[13]	*
Vincent K. Petrella	159,211[14]	*
Frederick G. Stueber	131,234[15]	*
David M. LeBlanc	86,829[1][6]	*
George D. Blankenship	122,925[17]	*

All Directors, Director Nominees and Executive Officers as a group (20 persons)	3,239,245[1][8]	3.85%

*	Indicates less than 1%

[1]

Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of December 31, 2012.

[2]	Includes 7,251 restricted shares.

[3]	Include 3,197 restricted shares.

[4]	Includes 7,251 restricted shares and 11,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2012.

[5]	Includes 7,251 restricted shares and 12,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2012.

[6]	Includes 7,251 restricted shares.

[7]

Of the shares reported, Mr. Lincoln held of record 296,415 shares, 7,251 shares of which are restricted shares. An additional 1,028 shares held of record by his spouse. The remaining shares were held of record as follows: 12,318 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 35,154 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 55,860 shares by The G. R. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 15,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2012. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

[8]

Of the shares reported, 61,387 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power and which shares have been pledged in connection with a margin loan, 7,251 shares are restricted shares and 200 shares are held by her son (as to which Ms. Lincoln disclaims beneficial ownership). The remaining shares were held of record as follows: 1,003,244 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership.

[9]	Includes 7,251 restricted shares.

[10]	Includes 7,251 restricted shares and 11,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2012.

[11]	Includes 7,251 restricted shares and 13,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2012.

[12]

Of the shares reported, Mr. Stropki held of record 235,335 shares, 93,492 shares of which are restricted shares, 226 shares of which were held of record by a trust established by Mr. Stropki and his spouse, under which they share investment and voting power, and 5,000 shares held by his spouse. Mr. Stropki has the right to acquire 620,713 shares upon the exercise of stock options within 60 days of December 31, 2012.

[13]

Of the shares reported, Mr. Mapes held of record 6,303 shares, 4,294 shares of which are restricted shares. Mr. Mapes has the right to acquire 22,217 shares upon the exercise of stock options within 60 days of December 31, 2012.

[14]

Of the shares reported, Mr. Petrella held of record 46,935 shares, 15,682 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power and 23,400 shares of which are restricted shares. Mr. Petrella has the right to acquire 112,276 shares upon the exercise of stock options within 60 days of December 31, 2012.

[15]

Of the shares reported, Mr. Stueber held of record 38,242 shares, 18,700 shares of which are restricted shares and 40 shares of which are held by his son (as to which Mr. Stueber disclaims beneficial ownership). Mr. Stueber has the right to acquire 92,992 shares upon the exercise of stock options within 60 days of December 31, 2012.

[16]

Of the shares reported, Mr. LeBlanc held of record 30,136 shares, 16,990 shares of which are restricted shares. Mr. LeBlanc has the right to acquire 56,693 shares upon the exercise of stock options within 60 days of December 31, 2012.

[17]

Of the shares reported, Mr. Blankenship held 41,565 shares, 15,160 of which are restricted shares and 2,140 of which are held jointly by Mr. Blankenship and his spouse. Mr. Blankenship has the right to acquire 81,360 shares upon the exercise of stock options within 60 days of December 31, 2012.

[18]	Includes 1,159,241 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of December 31, 2012.

In addition to the above management holdings, as of December 31, 2012, the 401(k) plan held 2,178,960 shares of Lincoln common stock, or approximately 2.63% of the shares of Lincoln common stock outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock of Lincoln to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of Lincoln with the Securities and Exchange Commission and to furnish copies of those reports to us. Based solely on a review of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2012 we believe that for the year 2012 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES

Set forth below is information about the number of shares held by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be an owner of more than 5% of the shares of our common stock as of December 31, 2012.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership	Percent of Class
Royce & Associates, LLC	8,536,939	10.28%
745 Fifth Avenue
New York, New York 10151

The Vanguard Group	4,667,593	5.61%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

BlackRock, Inc.	4,364,746	5.25%
40 East 52nd Street
New York, New York 10022

According to its Schedule 13G, most recently amended on January 14, 2013, Royce & Associates, LLC has sole voting and dispositive power over 8,536,939 shares. In its Schedule 13G filing, Royce states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to its Schedule 13G filed on February 13, 2013, The Vanguard Group has sole voting power over 61,556 shares, sole dispositive power over 4,609,637 shares and shared dispositive power over 57,956 shares. In its Schedule 13G filing, Vanguard Group states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to its Schedule 13G filed on January 30, 2013, BlackRock, Inc. has sole voting and dispositive power over 4,364,746 shares. In its Schedule 13G filing, BlackRock states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, none of the Compensation and Executive Development Committee members were employees of Lincoln or any of its subsidiaries, and there were no reportable business relationships between Lincoln and the Compensation and Executive Development Committee members. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Executive Development Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 22, 2013

SHAREOWNER SERVICESSM

P.O. BOX 64945

ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 24, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 24, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53397-P34183	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINCOLN ELECTRIC HOLDINGS, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except

The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. All of the proposals have been proposed by Lincoln. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below.

	☐	☐	☐

1. Election of directors: Class Whose Term Ends in 2016:
Nominees: 01) Stephen G. Hanks 02) Kathryn Jo Lincoln 03) William E. MacDonald, III 04) George H. Walls, Jr.
	For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2013.	☐	☐	☐

3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) to the Annual Meeting.

Address Change? Mark box, sign, and indicate changes on the back: ☐

I plan to attend the Annual Meeting.	☐	☐	I consent to access future shareholder communications over the Internet as stated in the proxy statement.	☐	☐
	Yes	No		Yes	No

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 25, 2013

11:30 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

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M53398-P34183

LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 2013.

The shareholder signing this card appoints Christopher L. Mapes, Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:30 a.m., local time, on April 25, 2013, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote the Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet by 11:59 p.m. Eastern Time on April 20, 2013, the Trustee shall not vote the Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) See reverse for voting instructions.